Exhibit 10.1
STOCK AND ASSET PURCHASE AGREEMENT
by and between
PROQUEST COMPANY
and
SNAP-ON INCORPORATED
Dated as of October 20, 2006

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(continued)

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(continued)

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(continued)
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STOCK AND ASSET PURCHASE AGREEMENT
     This STOCK AND ASSET PURCHASE AGREEMENT, dated as of October 20, 2006 (this “Agreement”), is by and between ProQuest Company, a Delaware corporation (“Seller”), and Snap-on Incorporated , a Delaware corporation (“Buyer”). Seller and Buyer may be referred to in this Agreement individually as a “Party” or collectively as “Parties.” Capitalized terms used herein shall have the meanings set forth in Article I unless otherwise defined herein.
     WHEREAS, Seller is the owner, directly or indirectly, of all of the issued and outstanding shares of capital stock of the U.S. Companies, ProQuest Business Solutions UK and the Retained Subsidiaries;
     WHEREAS, the U.S. Companies and their respective subsidiaries, and the Retained Subsidiaries, with respect to certain assets (including the capital stock of ProQuest Business Solutions UK, and the subsidiaries of ProQuest Business Solutions UK), engage primarily in the business of developing and deploying electronic parts and service information retrieval products and dealer performance applications for the automotive, powersports and outdoor power markets; and
     WHEREAS, Buyer wishes to buy or cause one or more of its Subsidiaries to buy, and Seller wishes to sell, substantially all of the Business pursuant to a transaction in which (a) the Buyer shall purchase and Seller shall sell all of the issued and outstanding capital stock of the U.S. Companies, on the terms and conditions set forth herein, and (b) the Buyer shall buy and assume, and Seller shall cause its Retained Subsidiaries to transfer, certain assets and liabilities of the Retained Subsidiaries pursuant to the Foreign Transfer, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Defined terms used in this Agreement shall have the following meanings ascribed to such terms:
     “Acquired Entities” shall mean all of the U.S. Companies, and their respective Subsidiaries, and ProQuest Business Solutions UK, and its Subsidiaries.
     “Acquired Business” shall mean (i) the business conducted by any and all of the Acquired Entities, (ii) the business conducted by the Retained Subsidiaries with the Foreign Assets.
     “Acquisition Agreement” shall have the meaning prescribed to such term in Section 6.3(b).

     “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buying Parties) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets included in the Acquired Business (excluding sales of assets in the ordinary course of business) equal to fifty-one percent (51%) or more of the value of the Acquired Business’s assets or to which fifty-one percent (51%) or more of the Acquired Business’s revenues or earnings are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, fifty-one percent (51%) or more of the equity securities of Seller or the value of the Acquired Business, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving substantially all of the assets of Seller or involving the assets of the Acquired Business with a value set forth in clause (a) of this definition; in each case, other than the Transactions.
     “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.
     “Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by any Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     “Base Price” shall have the meaning prescribed to such term in Section 2.2.
     “Beneficial Interest” shall mean the right to vote, receive the dividends and distributions on or sell or cause the sale, transfer or any other disposition whatsoever of, and all other rights incident to legal and beneficial ownership of, the securities subject to such interest.
     “Benefit Plans” shall mean all employee benefit plans (as defined in Section 3(3) of ERISA), pension, retirement savings, stock purchase, stock option, severance, employment, change-in-control, vacation, fringe benefit, collective bargaining, bonus, incentive and deferred compensation plans and agreements (a) under which any employee or former employee of the Business currently has or will as of the Closing Date have any right to benefits and (b) under which any Acquired Entity currently has or will as of the Closing Date have any liability. For the avoidance of doubt, the Benefit Plans do not include the European Plans or any other benefit plans in respect of the European Employees.
     “Books and Records” shall have the meaning prescribed to such term in Section 6.6.
     “Business” shall mean the business of developing and deploying electronic parts and service information retrieval products and dealer performance applications for the automotive, powersports and outdoor power markets as conducted by the Acquired Entities and by the Retained Subsidiaries with the Foreign Assets on the date hereof. For the avoidance of doubt, the Business does not include any of the Excluded Assets or Excluded Liabilities or any business related thereto.
     “Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.
     “Business Employees” shall mean all Persons who perform services primarily for, and are employed by, the Business on the Closing Date, including the European Employees.
     “Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Buyer Group Company” shall have the meaning prescribed to such term in Section 8.8.
     “Buyer Indemnitees” shall have the meaning prescribed to such term in Section 10.1(a).
     “Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to consummate the Transactions and perform all of its obligations hereunder.
     “Buyer Notice” shall have the meaning prescribed to such term in Section 8.3.
     “Buying Parties” shall mean one or more Subsidiaries of Buyer who Buyer designates in writing at least three (3) Business Days prior to the Closing as a party who will purchase any of the Stock or Foreign Assets hereunder.
     “Buying Party” shall mean any of the Buying Parties.
     “Clayton Act” shall mean the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
     “Closing” shall have the meaning prescribed to such term in Section 9.1.
     “Closing Date” shall have the meaning prescribed to such term in Section 9.1.
     “Closing Working Capital Value” shall be determined in accordance with the principles and policies employed in the preparation of the Reference Statement and shall mean the Current Assets of the Acquired Business less the Current Liabilities of the Acquired Business, as adjusted as set forth on the Reference Statement, and as of the Closing Date, but immediately prior to the Closing. For the avoidance of doubt, the Closing Working Capital Value shall not reflect any liability for, or credits or refunds of, Income Taxes of the Seller, the Retained Subsidiaries or the Acquired Entities or any Excluded Assets or Excluded Liabilities. Any amounts which are to be included in any calculation of Closing Working Capital Value which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the Exchange Rate.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

     “Confidentiality Letter” shall mean the Nondisclosure Agreement dated June 29, 2006 between Seller and Buyer.
     “Continued Benefit Plans” shall have the meaning ascribed to such term in Section 6.7(a).
     “Contract” shall mean any contract or other legally binding agreement.
     “Current Assets” shall mean those current or other assets of the Acquired Business set forth on Section 1.1 of the Disclosure Schedule hereto.
     “Current Liabilities” shall mean those current or other liabilities of the Acquired Business set forth on Section 1.1 of the Disclosure Schedule hereto.
     “Data Room” shall mean the electronic data room containing documents and material relating to the Acquired Business.
     “DCS” shall mean Dealer Computer Services, Inc., a Delaware corporation.
     “DCS Customer Payment Amount” shall mean the DCS Customer Payments for either the September 2006 or October 2006 invoice period, whichever amount is greater, which amount shall be determined as of January 31, 2007.
     “DCS Customer Payments” shall mean the aggregate amount of payments received by Seller or one of its Affiliates, Buyer, the Buying Parties or the Acquired Business from customers of Seller’s DCS business based on invoices made to such customers for the September 2006 or October 2006 invoice period.
     “Designated Arbitrator” shall have the meaning prescribed to such term in Section 3.2(b).
     “Disclosed Contracts” shall have the meaning prescribed to such term in Section 4.10.
     “Disclosure Schedule” shall mean the schedules to this Agreement, arranged in paragraphs corresponding to the sections and subsections contained in this Agreement.
     “Employment Costs” means the cost of employing the relevant employee(s) including but not limited to salary, wages, contractual and non-contractual remuneration and/or benefits, allowances, statutory sick pay, statutory maternity pay, holiday pay, commissions, bonuses or incentives (discretionary or otherwise), contributions with respect to net income, pension contributions, payments made under statute or regulations, and the cost of supplying the benefits of employment.
     “Employment Liabilities” means all claims, damages, compensation, awards, penalties, fines, interest, costs (including client/attorney indemnity costs), expenses and all other liabilities whatsoever arising from or connected with the employment of, or holding of offices or directorships by, the relevant persons or their termination of employment or such offices or directorships.

     “Environmental Law” shall mean all foreign, federal, state, and local statutes and regulations having the force of law and concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pollutants, contaminants, toxic chemicals.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
     “Estimated Working Capital Value” shall mean the amount of Twelve Million Six Hundred Sixty-One Thousand Dollars ($12,661,000).
     “European Employees” means the Relevant UK Employees and the employees of ProQuest Business Solutions UK and its subsidiaries.
     “European Plans” shall mean the Bell & Howell Limited 1971 Pension and Death Benefits Plan, the ProQuest Defined Contribution Pension Plan with Norwich Union, Group Personal Health Insurance Plan with Canada Life and Group Life Assurance Scheme with Canada Life.
     “Exchange Rate” shall mean the applicable exchange rate for converting the relevant foreign currency into U.S. currency that was used to calculate the Estimated Working Capital Value.
     “Excluded Assets” shall mean the following assets of either of the Retained Subsidiaries as of the Closing Date: (a) the equity interests or other Beneficial Interests in a Retained Subsidiary or any other Person other than ProQuest Business Solutions UK (and its Subsidiaries), (b) any and all of the assets, properties, rights and claims of a Retained Subsidiary that are not used primarily in or arise primarily out of the conduct of the Business, (c) the organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of a Retained Subsidiary, (d) any refunds or credits with respect to Income Taxes attributable to periods through and including the Closing Date, (e) any of the rights of a Retained Subsidiary under this Agreement (or under any ancillary agreement between any Retained Subsidiary or its Affiliates on the one hand and a Buying Party or its Affiliates on the other hand entered into, on or after the date of this Agreement), and (f) the assets set forth on Section 1.2 of the Disclosure Schedule hereto.
     “Excluded Liabilities” shall mean the following liabilities of either of the Retained Subsidiaries as of the Closing Date: (a) any Funded Debt; (b) any liabilities for Income Taxes or Taxes other than Income Taxes incurred outside the ordinary course of business accruing on or prior to the Closing Date or, subject to Section 12.2, any Taxes associated with the transactions contemplated herein, except to the extent included in the calculation of Closing Working Capital

Value; (c) any liability relating to any Benefit Plan (other than with respect to the Stand-Alone Benefit Plans), including without limitation, any liability relating to any misfunding or underfunding thereunder; (d) other liabilities that do not relate to the conduct of the Business that is operated through the Retained Subsidiaries; (e) any Proceeding involving the Retained Subsidiaries and (f) any liabilities of Seller or its Affiliates arising out of the consummation of the Transactions.
     “Existing Stock” shall have the meaning prescribed to such term in Section 6.10(d).
     “Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
     “Financial Statements” shall have the meaning prescribed to such term in Section 4.6.
     “Foreign Assets” shall mean the assets (including rights under Contracts and Leases and rights to enforce breaches thereof and rights to enforce infringement of rights with respect to Intellectual Property) owned by either of the Retained Subsidiaries that are used primarily in or arise primarily out of the conduct of the Business as of the Closing Date, including the capital stock of ProQuest Business Solutions UK and the other assets set forth on Section 1.3 of the Disclosure Schedule hereto; provided, however, that the Foreign Assets shall not include any Excluded Assets. For the avoidance of doubt, if an asset of a Retained Subsidiary is currently used in the operation of the Acquired Business and is required to operate the Acquired Business after the Closing Date and is not provided under the Transition Services Agreement or is not otherwise set forth on Section 1.2 of the Disclosure Schedule, such asset will be a Foreign Asset hereunder.
     “Foreign Liabilities” shall mean, as of the Closing Date, (a) all liabilities that are incurred by either of the Retained Subsidiaries with respect to the Acquired Business, (b) subject to Section 12.2, all liabilities for transfer, sales, use, and other Taxes other than Income Taxes arising in connection with the consummation of the Transactions, (c) all liabilities under the agreements, Contracts, Leases, licenses, and other arrangements constituting Foreign Assets or otherwise relating to the Foreign Assets, (d) all liabilities reflected in the Financial Statements or the Reference Statement as liabilities of the Business, and (e) all liabilities set forth in Section 1.4 of the Disclosure Schedule hereto; provided, however, that the Foreign Liabilities shall not include any Excluded Liabilities.
     “Foreign Transfer” shall have the meaning prescribed to such term in Section 2.1.
     “Foreign Transfer Documents” shall have the meaning prescribed to such term in Section 2.1.
     “Forms” shall have the meaning prescribed to such term in Section 8.1.
     “Funded Debt” shall mean all debt for borrowed money of the Acquired Business owed to any Affiliate or any bank or other financial institution, excluding trade accounts payable of any Acquired Entity and Monetized Future Billings.

     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Authority” shall mean any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court, arbitration tribunal or regulatory or administrative body.
     “Group” shall have the meaning prescribed to such term in Section 8.2(a).
     “Hazardous Substances” shall have the meaning of that term as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, at 42 U.S.C. Section 9601(14) (and any regulations promulgated thereunder).
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
     “Income Taxes” shall mean Taxes that are based on or related to net income.
     “Indemnifying Party” shall have the meaning prescribed to such term in Section 10.3.
     “Indemnitees” shall have the meaning prescribed to such term in Section 10.1(c).
     “Initial Payment” shall have the meaning prescribed to such term in Section 2.3.
     “Intellectual Property” means any of the following intellectual property that is used, whether owned or licensed by, the Acquired Business: (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software and database rights, (d) rights in and to confidential and proprietary information, including any data or content contained within any product designed, manufactured, or distributed by the Acquired Business, rights in and to trade secrets and know-how, (e) rights in and to utility models, (f) right in and to customer lists and (g) registrations and applications for registrations of the foregoing, to the extent applicable.
     “Knowledge”, when used to qualify any representation or warranty, shall mean that such Party has no actual knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, (a) the “actual knowledge” of Seller shall mean the actual present awareness of Alan Aldworth, Richard Surratt, Todd Buchardt, Andy Wyszkowski, Jerry Baracz and Michael Jacobs, and (b) the “actual knowledge” of Buyer shall mean the actual present awareness of Susan Marrinan and Martin Ellen.
     “Law” shall mean any foreign, federal, state or local law, statute, ordinance, regulation, rule, constitution, code, order or treaty of any Governmental Authority.
     “Lease” shall have the meaning prescribed to such term in Section 4.9(b).
     “Leased Real Property” shall have the meaning prescribed to such term in Section 4.9(b).

     “Liens” shall mean all liens, charges, security interests, pledges, mortgages or other material encumbrances (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).
     “Loss” shall mean any liability, expense (including reasonable attorney’s fees), loss, damage, obligation or responsibility; provided, however, Losses shall not include consequential damages, special damages, incidental damages, indirect damages, lost profits, punitive damages or similar items except for actual amounts paid to third parties for consequential damages, special damages, incidental damages, indirect damages, lost profits, punitive damages or similar items.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the results of operations or financial condition of the Acquired Business taken as a whole, after taking into effect any insurance recoveries actually received by or paid to the Acquired Business, other than effects relating to (i) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industries in which the Acquired Business or its customers operates, (ii) general economic, financial or securities market conditions in the United States or elsewhere, (iii) the execution, delivery or announcement of this Agreement or the announcement of the Transactions, (iv) changes in GAAP or legal requirements applicable to the Acquired Business, (v) changes in Laws or interpretations thereof by a Governmental Authority, (vi) changes, effects or events caused by or resulting from the taking of any action required or permitted by this Agreement or approved by Buyer or (vii) any outbreak or material escalation of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or (b) the ability of Seller to consummate the Transactions or perform in all material respects its obligations hereunder.
     “Maximum Amount” shall have the meaning prescribed to such term in Section 10.1(b).
     “Minimum Amount” shall have the meaning prescribed to such term in Section 10.1(b).
     “Monetized Future Billings” shall mean such amount and computed in such a manner as calculated in accordance with the Financial Statements.
     “Objection” shall have the meaning prescribed to such term in Section 3.2(b).
     “Objection Disputes” shall have the meaning prescribed to such term in Section 3.2(b).
     “Owned Real Property” shall have the meaning prescribed to such term in Section 4.9(a).
     “Party” or “Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Permits” shall mean licenses, permits or franchises issued by any Governmental Authority and other certificates, authorizations and approvals of any Governmental Authority.
     “Permitted Liens” shall mean all (a) Liens set forth on Section 1.5 of the Disclosure Schedule; (b) Liens disclosed in the Financial Statements; (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (d) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000); (e) liens associated with original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000); (f) with respect to any parcel of the Real Property: (i) easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements or restrictions that are filed of record or otherwise set forth in a title insurance policy, title insurance commitment, abstract or other similar report or listing, (ii) any conditions that may be shown by a plat of survey or physical inspection of the Real Property and (iii) zoning, building and other similar restrictions, so long as none of (i), (ii) or (iii) materially prevent the current use of such Real Property substantially as currently used; and (g) other Liens, which would not reasonably be expected to have a Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
     “Permitted Transactions” shall have the meaning prescribed to such term in Section 6.1.
     “Person” shall mean any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.
     “Pre-Closing Period” shall have the meaning prescribed to such term in Section 8.2(a).
     “Preliminary Statement” shall have the meaning prescribed to such term in Section 3.1.
     “Proceeding” shall mean any action, suit or formal investigation.
     “Proceeding Notice” shall have the meaning prescribed to such term in Section 8.3.
     “Proper Courts” shall have the meaning prescribed to such term in Section 12.9.
     “ProQuest Business Solutions UK” shall mean ProQuest Business Solutions, Ltd., a company incorporated in England and Wales.
     “ProQuest Business Solutions US” shall mean ProQuest Business Solutions Inc., a Delaware corporation.
     “Purchase Price” shall have the meaning prescribed to such term in Section 2.2.
     “Qualified Claims” shall have the meaning prescribed to such term in Section 10.1(b).
     “Real Property” shall have the meaning prescribed to such term in Section 4.9(c).
     “Reference Statement” shall have the meaning prescribed to such term in Section 3.1.
     “Relevant UK Employees” means the employees of ProQuest UK Holdings, Ltd. who are assigned to the Business, each of whom is listed in Section 1.6 of the Disclosure Schedule and any employee of ProQuest UK Holdings, Ltd. who is assigned to the Business and who has replaced a listed employee.
     “Restrictions” shall mean any transfer restrictions, proxies, voting agreements, agreements to sell or purchase and similar restrictions (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).
     “Retained Employee” means any employee of ProQuest UK Holdings, Ltd. who is not a Relevant UK Employee.
     “Retained Names and Marks” shall have the meaning prescribed to such term in Section 6.10(a).
     “Retained Subsidiaries” shall mean (a) ProQuest Information Access, Ltd., a Canadian corporation, and (b) ProQuest UK Holdings, Ltd., a company incorporated in England and Wales.
     “Section 338(h) (10) Elections” shall have the meaning prescribed to such term in Section 8.1.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
     “Seller” shall mean ProQuest Company, a Delaware corporation.
     “Seller’s Auditors” shall mean KPMG LLP.
     “Seller Guarantees” shall have the meaning prescribed to such term in Section 6.9.
     “Seller Group Company” shall have the meaning prescribed to such term in Section 8.8.
     “Seller Indemnitees” shall have the meaning prescribed to such term in Section 10.1(c).
     “Sherman Act” shall mean the Sherman Act of 1890, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
     “Stand-Alone Benefit Plans” shall have the meaning prescribed to such term in Section 6.7(d).
     “Stock” shall have the meaning prescribed to such term in Section 2.1.
     “Straddle Period” shall have the meaning prescribed to such term in Section 8.2(a).
     “Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

     “Superior Proposal” shall mean an Acquisition Proposal made by a third party, which is on terms and conditions that a majority of the board of directors of the Seller determines in its good faith and consistent with the exercise of its fiduciary duties in accordance with Delaware law (after consultation with independent legal counsel and a financial advisor) to be more favorable to the Seller’s stockholders than the one contemplated by this Agreement, taking into account at the time of determination all legal, financial, regulatory and other aspects of the proposal and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal.
     “Supplemental Information” shall have the meaning prescribed to such term in Section 6.12.
     “Taxes” shall mean any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.
     “Tax Returns” shall mean all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax returns relating to Taxes (as they relate to the Acquired Business).
     “Third Party Claim” shall have the meaning prescribed to such term in Section 10.4.
     “Termination Date” shall mean December 28, 2006.
     “Termination Fee” shall have the meaning prescribed to such term in Section 11.3.
     “Transactions” shall mean the transactions contemplated by this Agreement.
     “Transferee” means the entity to whom the employment of the Relevant UK Employees shall be transferred pursuant to the TUPE Regulations.
     “Transition Period” shall have the meaning prescribed to such term in Section 6.7(a).
     “Transferor” means ProQuest UK Holdings, Ltd.
     “TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).
     “Transition Services Agreement” shall have the meaning prescribed in Section 9.4.
     “UK Assets” shall mean the Foreign Assets excluding the capital stock of ProQuest Business Solutions UK transferred by ProQuest UK Holdings, Ltd. to the Buyer or the Buying Parties (as the case may be) pursuant to this Agreement.
     “U.S. Companies” shall mean (a) ProQuest Alison, Inc., a Florida corporation, and (b) ProQuest Business Solutions US.

     “VAT” means value added tax chargeable under VATA or under the Sixth Council Directive of the Council of European Communities (77/388/EEC) (the “Directive”) or under any rule, regulation, order or instrument authorized to be made by or under VATA or by or under the Directive or any identical or substantially similar tax which may replace such value added tax.
     “VATA” means the Value Added Tax Act 1994 of the United Kingdom.
ARTICLE II
TRANSACTIONS; PURCHASE PRICE
     2.1 Sale of Stock and Foreign Assets/Assumption of Foreign Liabilities. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing and as of the Closing Date:
          (a) Seller shall sell, convey, assign and transfer to Buyer or the Buying Parties, and Buyer or the Buying Parties shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to all of the issued and outstanding capital stock of each of the U.S. Companies (collectively, the “Stock”); and
          (b) Seller shall cause the Retained Subsidiaries to sell, convey, assign and transfer to Buyer or the Buying Parties, and Buyer or the Buying Parties shall purchase, acquire and accept, the Foreign Assets (the “Foreign Transfer”), pursuant to the terms and conditions of this Agreement and the bills of sale, assignments, transfer documents and assumption of obligations agreements in the form attached hereto as Exhibit A in respect of the assets of ProQuest UK Holdings, Ltd. (including, for the avoidance of doubt, the capital stock of ProQuest Business Solutions UK) and Exhibit B in respect of the assets of ProQuest Information Access, Ltd. (collectively, the “Foreign Transfer Documents”); and
          (c) Buyer and the applicable Buying Parties shall assume, discharge and satisfy or cause one of its Subsidiaries to assume, discharge and satisfy, in accordance with their terms, the Foreign Liabilities.
     2.2 Purchase Price. The aggregate purchase price for the Stock and the Foreign Assets shall be Four Hundred Eighty Million Seven Hundred Twenty-Seven Thousand Dollars ($480,727,000) (the “Base Price”), subject to adjustment pursuant to Article III below (the “Purchase Price”).
     2.3 Payment of Purchase Price. At the Closing, Buyer shall pay to Seller in immediately available U.S. federal funds an amount equal to the Base Price (the “Initial Payment”).
     2.4 Purchase Price Allocation. Section 2.4 of the Disclosure Schedule sets forth the allocation of the consideration for the Stock and the Foreign Assets. In the event the Section 338(h)(10) Elections are made, Buyer will, at least twenty (20) days before the date on which the Forms are filed, provide the Seller with a proposed schedule of all required purchase price allocations for the assets of the U.S. Companies, which proposed schedule shall be subject to Seller’s approval not to be unreasonably withheld. Assuming no objection from Seller, Section

     2.4 of the Disclosure Schedule shall be deemed amended to include such purchase price allocations. Buyer and Seller agree that no party will take a position on any report, return, or other documents filed with any Governmental Authority or in any Proceeding that is in any manner inconsistent with Section 2.4 of the Disclosure Schedule, as amended.
ARTICLE III
ADJUSTMENTS TO PURCHASE PRICE
     3.1 Closing Working Capital Value Adjustment Calculation. Not later than seventy-five (75) days after the Closing Date, Buyer shall deliver to Seller a statement of the Closing Working Capital Value (the “Preliminary Statement”). The Preliminary Statement shall include Buyer’s calculation of Closing Working Capital Value. The Preliminary Statement shall be prepared on a consistent basis with the Financial Statements, generally accepted accounting principles, consistently applied, as modified by the reference statement set forth on Section 1.1 of the Disclosure Schedule (the “Reference Statement”).
     3.2 Closing Working Capital Final Determination.
          (a) If Seller indicates in writing its acceptance of the Preliminary Statement and of Buyer’s calculation of the Closing Working Capital Value, or fails to object thereto in accordance with Section 3.2(b), then Buyer’s calculation of the Closing Working Capital Value reflected in the Preliminary Statement shall be deemed to be the final Closing Working Capital Value.
          (b) Seller may indicate in writing its objection to the calculation of the Closing Working Capital Value by written notice to Buyer delivered within forty-five (45) days following delivery by Buyer of the Preliminary Statement (the “Objection”), which shall specify in detail any disputes or objections thereto (the “Objection Disputes”) and Seller’s proposed resolution of each such dispute. If proper Objection is timely delivered, then Seller and Buyer shall endeavor in good faith to resolve the Objection Disputes and to agree on a mutually acceptable calculation of the Closing Working Capital Value. If, within forty-five (45) days following delivery of the Objection, Seller and Buyer have not resolved all Objection Disputes and agreed to the Closing Working Capital Value, then Buyer and Seller shall engage one of the so-called “big-four” accounting firms (other than Seller’s Auditors or the auditors used by Buyer or its Affiliates), reasonably acceptable to Seller and Buyer (the “Designated Arbitrator”), to resolve any unresolved Objection Disputes. If the parties fail to agree upon a Designated Arbitrator, then the Designated Arbitrator shall be a firm of certified public accountants designated by the American Arbitration Association in New York, New York. The Designated Arbitrator shall be instructed to set forth a procedure which shall be acceptable to the Parties to provide for prompt resolution and make its determination in respect of the Closing Working Capital Value within thirty (30) days following its retention. The Closing Working Capital Value shall be determined in accordance with the Reference Statement. Each Party shall submit to the Designated Arbitrator and exchange with each other, on a schedule to be determined by the Designated Arbitrator, a proposed Closing Working Capital Value, together with a statement, including all supporting documents or other evidence upon which it relies, setting forth such Party’s explanation as to why its proposal is reasonable and appropriate. The Designated

Arbitrator, within fifteen (15) days of receiving such proposals and supporting documents, shall choose between the proposals, shall be limited to awarding only one of the proposals submitted and shall provide its decision to the Parties. The Designated Arbitrator’s determination shall be final and binding upon the parties hereto. All fees and costs of the Designated Arbitrator, if any, shall be paid by the Party whose Closing Working Capital Value is rejected by the Designated Arbitrator. The process set forth in this Section 3.2 shall be the exclusive remedy of the Parties for any disputes related to items reflected on the Preliminary Statement or covered by the calculation of the Closing Working Capital Value, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.
     3.3 Closing Working Capital Purchase Price Adjustments.
          (a) Following Closing, in accordance with Section 3.2, the Base Price will be increased or decreased as set forth below to arrive at the Purchase Price:
               (i) if the Closing Working Capital Value exceeds the Estimated Working Capital Value, the amount of such excess will be added to the Base Price; and
               (ii) if the Closing Working Capital Value is less than the Estimated Working Capital Value, the amount of such deficit will be subtracted from the Base Price.
          (b) Buyer shall be responsible for the payment to Seller of the amount, if any, by which the final Purchase Price as determined in accordance with Article III is increased from the Base Price. The Seller shall be responsible for the payment to Buyer of the amount, if any, by which the final Purchase Price as determined in accordance with Article III is decreased from the Base Price.
          (c) Any amount owing pursuant to Section 3.3(a) above shall bear interest from and including the Closing Date to, but excluding, the date of payment or delivery, as applicable, at a rate per annum equal to eight percent (8%), calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.
          (d) Any amounts owing under this Section 3.3 shall be paid by Buyer or Seller, as the case may be, by wire transfer to the account or accounts specified by the payee(s) within five (5) Business Days following the final determination of the Closing Working Capital Value.
     3.4 DCS Customer Payment Adjustment. In addition to the adjustment in Section 3.3, the Base Price shall be decreased by an amount equal to the product of (x) 25 and (y) the amount by which the DCS Customer Payment Amount is less than One Million Two Hundred Thousand Dollars ($1,200,000). Five (5) Business Days after January 31, 2007, Buyer shall prepare and deliver to Seller a statement verifying the DCS Customer Payments and the DCS Customer Payment Amount. Such statement shall be certified by a financial officer of Buyer. Seller shall have the right for a thirty (30) day period following the statement from Buyer of the DCS Customer Payments and the DCS Customer Payment Amount to review the books and records of the Acquired Business relating to the DCS customers, and Buyer’s calculation of the DCS Customer Payment Amount and, to the extent Seller discovers any errors in Buyer’s calculation, Seller shall notify Buyer and such dispute shall be resolved in accordance with the dispute procedures set forth in Section 3.2. To the extent that Buyer’s statement indicates there is an adjustment due to the Base Price in accordance with this Section 3.4, Seller shall pay the amount of such adjustment to Buyer within five (5) Business Days following the resolution of such adjustment amount.
     3.5 Cooperation. Following the Closing, Buyer shall and shall cause the Acquired Business and their officers, employees, consultants, accountants and agents to cooperate fully with Seller and its representatives in connection with the examination of the Preliminary Statement and to provide any information reasonably requested by Seller and its representatives in connection with any Objection Dispute or the calculation of the DCS Customer Payment Amount.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth on the Disclosure Schedule, Seller hereby represents and warrants to Buyer, as of the date of this Agreement:
     4.1 Corporate Existence. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own the Stock and the ownership interests of the Retained Subsidiaries. Each Acquired Entity is a corporation, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary corporate power and authority to conduct its business as it is now conducting business and to own its assets (including the Foreign Assets), as such assets relate to the Acquired Business. Each Acquired Entity is legally qualified to transact business (including the Acquired Business) as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties and the conduct of its business requires such qualification, except for those jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.
     4.2 Corporate Authority. This Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate acts or proceedings of Seller prior to Closing, and Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and, assuming due authorization execution and delivery hereof by Buyer, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and general equitable principles, whether considered in a proceeding of law or in equity.
     4.3 Absence of Conflicts. Except as set forth on Section 4.3 of the Disclosure Schedule, the execution and delivery of this Agreement by Seller and the consummation by Seller and the Retained Subsidiaries of the Transactions will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, the Retained Subsidiaries or any Acquired Entity, (b) conflict with or violate any Law or order, judgment or decree of any Governmental Authority applicable to the Seller, the Retained Subsidiaries or any Acquired Entity or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any Contract to which the Seller, any of the Retained Subsidiaries or any Acquired Entity is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Material Adverse Effect.
     4.4 Acquired Entities.
          (a) Section 4.4(a) of the Disclosure Schedule sets forth for each Acquired Entity (i) its name and jurisdiction of formation, (ii) the authorized, issued and outstanding equity ownership interests of such entity, and (iii) the names of the holders thereof, and the number of ownership interests held by each such holder.
          (b) Each holder of the ownership interests of each Acquired Entity listed on Section 4.4(a) of the Disclosure Schedule has good and valid title to, and is the sole record and beneficial owner of, such ownership interests, free and clear of all Liens (except for Permitted Liens) and Restrictions.
          (c) All of the equity ownership interests of each Acquired Entity listed on Section 4.4(a) of the Disclosure Schedule have been validly issued, have been fully paid and are nonassessable. There are no outstanding options, warrants, agreements or other rights of any kind relating to the sale or issuance of additional shares of capital stock or other securities in, or of any securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other securities in any Acquired Entity.
     4.5 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation or other legal or administrative Proceeding is pending or, to the Knowledge of Seller, threatened in writing against the Seller or the Acquired Business which would enjoin or delay the Transactions. Except as set forth on Section 4.3 of the Disclosure Schedule or as required by Antitrust Laws, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of Seller, the Retained Subsidiaries or the Acquired Entities in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect or which have been obtained or which may be necessary as a result of any facts relating solely to Buyer or its Affiliates.
     4.6 Financial Statements.
          (a) Seller has heretofore delivered to Buyer the following financial statements for the Acquired Business (the “Financial Statements”) and copies thereof are attached hereto as Section 4.6(a) of the Disclosure Schedule:

                    (i) Audited consolidated balance sheets as of January 1, 2005 and December 31, 2005 and unaudited consolidated balance sheets as of July 1, 2006;
                    (ii) Audited consolidated statements of operations for the fiscal years ended January 1, 2005 and December 31, 2005 and unaudited consolidated statements of operations for the six month period ended July 1, 2006; and
                    (iii) Audited consolidated cash flow statements for the fiscal years ended January 1, 2005 and December 31, 2005 and unaudited consolidated cash flow statements for the six month period ended July 1, 2006.
          (b) Each balance sheet included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Acquired Business as of the respective dates thereof, and the consolidated operations and cash flow statements included in the Financial Statements fairly present in all material respects the results of operations and the cash flows of the Acquired Business for the respective periods indicated therein, in accordance with GAAP (except for the absence of footnotes, the absence of year end adjustments in the interim period Financial Statements and excluding the Excluded Assets and Excluded Liabilities and the business conducted thereby).
     4.7 Absence of Changes. Except as contemplated or permitted by this Agreement or as reflected in the Financial Statements, since January 1, 2006 to the date hereof:
          (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice; and
          (b) there has not occurred any change or event that has resulted in, or would reasonably be expected to have, a Material Adverse Effect.
     4.8 Title to Foreign Assets; Sufficiency of Assets. The Retained Subsidiaries have adequate title to, or a valid leasehold interest in (or other right to use) the Foreign Assets, free and clear of any Liens except Permitted Liens. The assets of the Acquired Business (as a whole), including the Foreign Assets, are sufficient to operate the Acquired Business as operated by Seller, the Acquired Entities and their Subsidiaries as of the date hereof, except to the extent of services to be provided by Seller or its Affiliates under the Transition Services Agreement or for the assets set forth on Section 4.8 of the Disclosure Schedule.
     4.9 Real Property.
          (a) Section 4.9(a) of the Disclosure Schedule lists all of the real property and interests therein owned by any Acquired Entity or included in the Foreign Assets (with all easements and other rights appurtenant to such property, the “Owned Real Property”) and, relative to each such property or interest, the Acquired Entity that owns it. The applicable Acquired Entity or Retained Subsidiary holds fee simple title to the applicable parcel of Owned Real Property, free and clear of any Liens, except Permitted Liens.
          (b) Section 4.9(b) of the Disclosure Schedule lists all of the real property and interests therein leased or subleased by any Acquired Entity or by the Retained Subsidiaries with respect to the Foreign Assets (the “Leased Real Property”). For each item of Leased Real Property, Section 4.9(b) of the Disclosure Schedule lists the lease or sublease, pursuant to which the applicable Acquired Entity holds a possessory interest in the Leased Real Property and all material amendments, renewals, or extensions thereto (each, a “Lease”). The leasehold interest of an Acquired Entity with respect to each item of Leased Real Property is held free and clear of any Liens, except Permitted Liens. No Acquired Entity is a sublessor of, and has not assigned any Lease covering, any portion of the Leased Real Property.
          (c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all interests in real property currently owned or leased in connection with the Acquired Business. No Acquired Entity has received written notice that the location, construction, occupancy, operation or use of the buildings located on the Real Property violates any restrictive covenant or deed restriction recorded against such Real Property or any other Laws, except for such violations which would not reasonably be expected to have a Material Adverse Effect.
     4.10 Contracts.
          (a) Except as set forth on Section 4.10 of the Disclosure Schedule, there are no outstanding Contracts (x) to which any Acquired Entity is a party or by which any Acquired Entity is bound or (y) that are included in the Foreign Assets that:
               (i) individually involve payment or receipt of more than Five Hundred Thousand Dollars ($500,000) by such Person;
               (ii) the loss of which would directly result in a decrease in revenue of the Acquired Business of more than Five Hundred Thousand Dollars ($500,000);
               (iii) consist of obligations for Funded Debt;
               (iv) provide for severance, change in control, stay or other similar special payments which will become payable as a result of the Transactions;
               (v) provide for severance payments more favorable to the recipient than provided by the applicable severance policy of the Acquired Business;
               (vi) involve written employment agreements involving compensation of Business Employees for services rendered or to be rendered, other than arrangements with Business Employees having base salaries less than One Hundred Twenty Five Thousand Dollars ($125,000) per year;
               (vii) consist of Contracts for the supply of products or services, involving annual payments in excess of Two Hundred Fifty Thousand Dollars ($250,000), which are required for the ongoing conduct of the Business following Closing and not reasonably available from another source;

               (viii) consist of Contracts between an Acquired Entity or Related Subsidiary, on one hand, and Seller or any of Seller’s other Affiliates that are not an Acquired Entity, on the other hand; and
               (ix) require the escrow by Seller of any Intellectual Property material to the ongoing operation of the Business.
Contracts required to be disclosed on Section 4.10 of the Disclosure Schedule are hereafter referred to as the “Disclosed Contracts”.
          (b) Each Disclosed Contract is valid and binding on the applicable Acquired Entity or Retained Subsidiary, and, to the Knowledge of Seller, is valid and binding on the other parties thereto, except as would not reasonably be expected to have a Material Adverse Effect. The applicable Acquired Entity or Retained Subsidiary that is a party to the Disclosed Contract and, to the Knowledge of Seller, the other parties thereto are not in default or breach under any such Disclosed Contract, and there are no pending claims affecting the Disclosed Contracts as of which the Acquired Business has written notice, except where such default, breach or claim would not reasonably be expected to have a Material Adverse Effect. No party to any contract listed in clause (vii) of Section 4.10(a) above, has provided a written notice to the Acquired Business that such party intends to terminate or amend in any material respect any such Contract.
     4.11 Litigation; Orders. Except as set forth on Section 4.11 of the Disclosure Schedule, there is no pending or, to the Knowledge of Seller, threatened legal or administrative Proceeding brought by or before any Governmental Authority against the Acquired Business or pursuant to which the Acquired Business or its assets or employees as they relate to the Acquired Business are the subject matter of such dispute. There is no judgment, order, injunction or decree imposed upon any Acquired Entity, or Retained Subsidiary by any Governmental Authority.
     4.12 Intangible Property Rights. Section 4.12 of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Intellectual Property that are material to the operation of the Acquired Business as currently conducted. Section 4.12 of the Disclosure Schedule also lists all Persons, excluding customers of the Acquired Business, other than Seller or its Affiliates who to the Knowledge of Seller have a right to use any material Intellectual Property owned by the Acquired Business as a result of such Person’s participation in the development of such Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each item of Intellectual Property that is material to the operation of the Business as currently conducted, an Acquired Entity or, with respect to items included as Foreign Assets, a Retained Subsidiary is the owner of the entire right, title and interest in and to such Intellectual Property or is validly licensed by the owner of such Intellectual Property to use such Intellectual Property in the conduct of the Business. Except as set forth on Section 4.11 of the Disclosure Schedule, to the Knowledge of the Seller, no Person is engaging in any activity that infringes any Intellectual Property of the Acquired Business that is material to the operation of the Business as currently conducted. To the Knowledge of Seller, no claim has been asserted to the Seller in writing that the use of any Intellectual Property in the operation of the Acquired Business infringes or violates any Intellectual Property rights of any third party. To the Knowledge of the Seller, the consummation of the Transactions herein will not result in the release of any source code or termination of any source code escrow that is material to the operation of the Business. To the Knowledge of the Seller, the Acquired Business has been conducted in accordance with all material provisions of the Data Protection Act 1998 of the United Kingdom and all other applicable data protection legislation, regulations and codes of practice, including the maintenance of effective registrations and/or notifications. No written notice, allegation, complaint or claim has been received by the Seller alleging that any of the operations of the Acquired Business breach any relevant data protection legislation.
     4.13 Tax Matters. Except as set forth on Section 4.13 of the Disclosure Schedule:
          (a) Each of the Acquired Entities and Seller with respect to each of the Acquired Entities has filed, or caused to be filed, on a timely basis, all Tax Returns required to be filed, and such Tax Returns are true, correct and complete in all material respects. Without limiting the foregoing, none of such Tax Returns contains any return filing position with respect to an item of income, deduction or credit that would subject the Acquired Business to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax Law). Each of the Acquired Entities or Seller with respect to any of the Acquired Entities has not entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, and has properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.
          (b) All Taxes (whether or not reflected on any Tax Return) due and owing by any of the Acquired Entities or Seller with respect to the Acquired Entities have been timely and fully paid or reserved for on the Financial Statements.
          (c) Each of the Acquired Entities has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code, or any similar provision under state, local or foreign Tax Law.
          (d) Each of the Acquired Entities has filed or caused to be filed with the appropriate governmental entity all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted.
          (e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Acquired Entities.
          (f) None of the Acquired Entities is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.
          (g) None of the Acquired Entities (i) has been a member of an “affiliated group” within the meaning of Section 1504 of the Code (other than the affiliated group of which Seller is the parent) and (ii) does not have any liability for the Taxes of any taxpayer under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Tax Law) as transferee or successor, by contract or otherwise.

          (h) None of the U.S. Companies or their U.S. Subsidiaries has a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or a presence in a foreign country that could subject any of the U.S. Companies or their U.S. Subsidiaries to Tax in such foreign country.
          (i) No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending, threatened in writing or being conducted with respect to any of the Acquired Entities or Seller with respect to any of the Acquired Entities.
          (j) No director, officer or employee of Seller or any of the Acquired Entities, responsible for Tax matters expects any Governmental Authority to assess or impose any Taxes for any taxable period or periods for which a Tax Return has been filed. None of the Acquired Entities nor Seller with respect to any of the Acquired Entities has received from any Governmental Authority (including jurisdictions where any of the Acquired Entities has not filed a Tax Return) any (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority.
          (k) None of the Acquired Entities or Seller with respect to any of the Acquired Entities has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (l) True, correct and complete copies of all Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to, any of the Acquired Entities or Seller with respect to each of the Acquired Entities with respect to the last three (3) years with the Internal Revenue Service or any tax authority have been made available to Buyer.
          (m) None of the assets of any of the Acquired Entities has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.
          (n) None of the Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) adjustment pursuant to Section 481 of the Code; or (iii) prepaid amount received on or prior to the Closing Date.
          (o) The U.S. Companies are eligible entities for which a valid Section 338(h)(10) Election may be made.
     4.14 Labor Controversies. Except as described on Section 4.14 of the Disclosure Schedule, (a) there are no pending unfair labor practice charges, grievances or complaints or other Proceeding filed by or with any Governmental Authority based on the employment or termination of employment by the Acquired Business of any Business Employee or the termination of a consultant arrangement with the Acquired Business that would reasonably be expected to have a Material Adverse Effect, (b) there is no labor strike, dispute, slowdown or work stoppage actually pending or, to the Knowledge of Seller, threatened in writing against the Acquired Business, and (c) no Acquired Entity is a party to, and with respect to the Business no Retained Subsidiary is party to a collective bargaining agreement, and no collective bargaining agreement relating to the Business Employees is currently being negotiated, nor has the Acquired Business made any representations, promises or commitments in writing which have not yet had effect and which would obligate the Acquired Business to vary the terms and conditions of employment for the Business Employees. Within the last six (6) months, neither the Seller nor any of its Affiliates (including the Transferor) has communicated in writing to any Governmental Authority or any employee, trade union or representative group any proposal to make any European Employee redundant, and neither Seller nor any of its Affiliates (including the Transferor) has adopted any written redundancy policy in respect of such European Employees.
     4.15 Employee Benefit Plans.
          (a) Section 4.15(a) of the Disclosure Schedule sets forth a list of material Benefit Plans covering all or a portion of the Business Employees. The Acquired Entities and the Retained Subsidiaries participate in the Benefit Plans set forth on Section 4.15(a) of the Disclosure Schedule maintained by Seller, and none of those Benefit Plans will cover Business Employees after the Closing Date, except as otherwise provided by the Transition Services Agreement or as required by Law.
          (b) Each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth on Section 4.15(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) entitle any current or former employee of the Acquired Business to any increased or modified benefit or payment; (ii) increase the amount of compensation due to any such employee, consultant, officer or director; (iii) accelerate the vesting, payment or funding of any compensation, stock-based benefit, incentive or other benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m), or any other provision of the Code.
          (d) For the avoidance of doubt Sections 4.15(a) through Section 4.15(c) shall not apply to or in respect of the European Plans. Section 4.15(e) through Section 4.15(h) shall apply to and in respect of the European Plans.
          (e) Other than as set forth on Section 4.15(a) of the Disclosure Schedule, or as otherwise required or provided by the social security system of the relevant jurisdiction, in respect of the European Employees there are no obligations or contingent obligations in relation to, or practice of making payments to, any pension plan or other arrangement providing benefits on retirement, cessation of employment, ill-health, injury, death, accident or disability and no announcement or proposal has been made to enter into or establish any such plan or arrangement or practice.

          (f) The material terms of the European Plans have been made available to the Buyer.
          (g) To the Knowledge of Seller, ProQuest UK Holdings, Ltd. and ProQuest Business Solutions UK and its Subsidiaries have complied in all material respects with the provisions of the governing documentation of the European Plans and of Law which apply to them as employers in relation to the European Plans in respect of the European Employees.
          (h) Except as disclosed on Section 4.15(h) of the Disclosure Schedule, each of the European Plans provides only money purchase benefits (as defined in Section 181 Pension Schemes Act 1993).
     4.16 Compliance with Laws. Except as set forth on Section 4.16 of the Disclosure Schedule, or as would not reasonably be expected to have a Material Adverse Effect, (i) the Acquired Business has all Permits required by any Governmental Authority for the operation of the Business and the use of its properties as presently conducted or used; (ii) all such Permits are in full force and effect and no action, claim or proceeding is pending nor overtly threatened in writing, to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid; and (iii) the Acquired Business is in compliance with all Laws applicable to its existence, financial condition, operations, properties or Business, and Seller has not received any written notice to the contrary. No Proceeding by any Governmental Authority with respect to the Acquired Entities or any of their Subsidiaries is pending or, to the Knowledge of the Seller, threatened, nor, to the Knowledge of the Seller, has any Governmental Authority indicated an intention to conduct any such investigation or review.
     4.17 Finders; Brokers. Seller is not party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which Buyer or any of the Buying Parties will be liable.
     4.18 Environmental Matters.
          (a) The Acquired Business is in compliance with all Environmental Laws applicable to the Business as presently conducted by the Acquired Business, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. Seller has not received any written notice of the institution or pendency of and is not subject to any Proceeding by any Governmental Authority alleging any liability under any Environmental Law arising from or relating to the conduct of the Business, as presently conducted by the Acquired Business or relating to any assets owned, leased or otherwise used by the Acquired Business, except for such cases that have been concluded or would not reasonably be expected to have a Material Adverse Effect. The Acquired Business is not subject to any agreement with any Governmental Authority to correct noncompliance or alleged noncompliance with any Environmental Law, or to investigate or remediate the presence or alleged presence of any Hazardous Substances on any Real Property, except for such agreements that are no longer binding upon the Acquired Business or would not reasonably be expected to have a Material Adverse Effect. Seller has made available true and correct copies of any Phase I Environmental Site Assessments conducted for Seller within the previous five (5) years relating to the Wooster,

Ohio facility and all applicable non-privileged material correspondence during the previous five (5) years with any Governmental Authority relating to the compliance with Environmental Laws at the Wooster, Ohio facility.
     (b) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.18 shall be deemed the only representations and warranties in this Agreement with respect to matters directly or indirectly relating to, or arising out of, Environmental Laws or Hazardous Substances.
     4.19 Customers and Suppliers. Except as set forth on Section 4.19 of the Disclosure Schedule, no customer of or supplier to the Acquired Business has notified Seller or any of its Affiliates that such customer or supplier intends to terminate its relationship with the Acquired Business in a manner which would have a Material Adverse Effect.
     4.20 Books and Records.
          (a) The books and records of the Acquired Business are maintained and retained, in all material respects, in accordance with all applicable Laws.
          (b) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities and Exchange Act of 1934, as amended) relating to the Acquired Business are reasonably designed to ensure that information required to be disclosed by Seller with respect to the Acquired Business in reports that it files or submits thereunder is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Securities and Exchange Commission, and that all such information is accumulated and communicated to the management of the Acquired Business as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Seller required under the Securities and Exchange Act of 1934, as amended.
     4.21 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NEITHER THE SELLER, THE RETAINED SUBSIDIARIES NOR ANY OF THE ACQUIRED ENTITIES NOR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ENTITIES, ACQUIRED BUSINESS, OR THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE ACQUIRED BUSINESS. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (I) SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND (II) BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS

RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SELLER. WITHOUT LIMITING THE FOREGOING, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE ACQUIRED BUSINESS OR ANY SUBSET THEREOF. WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF SELLER TO BUYER OR ITS REPRESENTATIVES, BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT AND (IV) BUYER SHALL HAVE NO CLAIM AGAINST SELLER, THE RETAINED SUBSIDIARIES, ANY ACQUIRED ENTITY OR THEIR RESPECTIVE AFFILIATES WITH RESPECT THERETO.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     Except as set forth on the Buyer Disclosure Schedule, Buyer represents and warrants to Seller that, as of the date of this Agreement:
     5.1 Corporate Existence. Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions.
     5.2 Corporate Authority. This Agreement and the consummation of all of the Transactions have been duly authorized by all requisite corporate acts or proceedings of Buyer and has been or will be by the Buying Parties, and Buyer has and the Buying Parties have or will have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery hereof by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and general equitable principles, whether considered in a proceeding of law or in equity. The execution and delivery of this Agreement by Buyer and the consummation by Buyer and the Buying Parties of the Transactions will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Buyer or any of the Buying Parties, (b) conflict with or violate any Law or order, judgment or decree of any Governmental Authority applicable to Buyer or any of the Buying Parties or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any

Contract to which Buyer or any of the Buying Parties is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Buyer Material Adverse Effect.
     5.3 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative Proceeding is pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of the Buying Parties which would enjoin or delay the Transactions. Except as required by Antitrust Laws or as set forth on Section 5.3 of the Disclosure Schedule, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of Buyer or any of the Buying Parties in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not reasonably be expected to have a Buyer Material Adverse Effect or which have been obtained.
     5.4 Finders; Brokers. Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which Seller or any of its Affiliates will be liable.
     5.5 Purchase for Investment. Buyer is aware that the Stock being acquired pursuant to the Transactions is not registered under the Securities Act, or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer or the Buying Parties, as the case may be, are purchasing such Stock solely for investment, with no present intention to distribute any such Stock to any Person, and Buyer or the Buying Parties, as the case may be, will not directly or indirectly sell or otherwise dispose of the Stock except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.
     5.6 Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions.
     5.7 Litigation. There is no pending or, to the Knowledge of Buyer, threatened in writing legal or administrative Proceeding, against Buyer or any of the Buying Parties which reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.
ARTICLE VI
AGREEMENTS OF ALL PARTIES
     6.1 Operation of the Business. Except as contemplated by this Agreement or as disclosed on Section 6.1 of the Disclosure Schedule (such exceptions and disclosed matters herein referred to as “Permitted Transactions”), Seller shall, and shall cause the Acquired

Business to, use all reasonable and good faith efforts (i) to continue, in a manner consistent with the past practices of the Acquired Business, to operate and conduct the Acquired Business in the ordinary course, and (ii) not to take any of the following actions in connection with or on behalf of the Acquired Business without the prior written approval of the Buyer (which approval shall not be unreasonably withheld, conditioned or delayed):
          (a) sell, lease, transfer or otherwise dispose of or encumber (other than Permitted Liens) (i) any of the properties or assets of the Business, other than sale of inventory in the ordinary course of business, or (ii) any property or asset which is not material to the results of operations, financial condition or business of the Business;
          (b) cancel any debts or waive any claims or rights pertaining to the Acquired Business in each case involving more than One Hundred Thousand Dollars ($100,000), except in the ordinary course of business;
          (c) grant any increase in any material respect in the compensation of officers or employees, except for increases (i) resulting from or related to the transaction bonuses disclosed on Section 6.1(c) of the Disclosure Schedule, (ii) in the ordinary course of business and consistent with past practice, (iii) as a result of collective bargaining, (iv) as required by any material Benefit Plan or agreement, or (v) as required by Law;
          (d) except in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money other than (i) purchase money borrowings, (ii) refunding of existing indebtedness, (iii) indebtedness to an Affiliate incurred in the ordinary course of business, and (iv) other indebtedness for borrowed money that is not material to the results of operations or financial condition of the Acquired Business taken as a whole;
          (e) issue, sell or grant any shares of capital stock of any of the Acquired Entities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of such capital stock;
          (f) make voluntary investments in or acquisitions on behalf of or for the Acquired Business (by purchase of securities or assets, merger or consolidation, or otherwise) of other Persons, businesses or divisions thereof for consideration in excess of Five Million Dollars ($5,000,000) in the aggregate for all such investments and acquisitions, except for acquisitions in settlement of outstanding debts or pursuant to bankruptcy or restructuring plans of entities of which any Acquired Entity is a creditor;
          (g) make loans or advances to any Person relating to the Acquired Business (other than travel and similar advances to its employees and trade credit to customers in the ordinary course of business) to any Person, except for those loans or advances not in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time without taking into account any Permitted Transactions;
          (h) amend the organizational or charter documents of any of the Acquired Entities;

          (i) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of any Acquired Entity (other than as contemplated hereby or acquisitions permitted under clause (f) above); or
          (j) agree, whether in writing or otherwise, to do any of the foregoing.
     6.2 Buyer’s Actions. From the date hereof until the earlier of the Closing or the termination of this Agreement, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.
     6.3 Other Offers.
          (a) Seller shall cease, and shall direct its and its respective Acquired Entities and Retained Subsidiaries’ directors, officers, employees, investment bankers and other representatives to cease, any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal. Seller shall not, and shall direct its directors, officers, employees, investment bankers and other representatives not to, (i) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information in connection with, any Acquisition Proposal. Notwithstanding the foregoing, the board of directors of Seller and its representatives may in any event have discussions with any Person that hereafter makes an unsolicited Acquisition Proposal in order to clarify and understand the terms and conditions of such proposal and, if the board of directors of Seller receives an Acquisition Proposal that the board of directors of Seller determines in good faith and consistent with the exercise of its fiduciary duties (after consultation with independent legal counsel and a financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, then Seller may (A) furnish information to the Person making such Acquisition Proposal and (B) participate in discussions and negotiations with such Person regarding an Acquisition Proposal; provided, however, that Seller provides notice in writing to Buyer of the general terms and conditions of the Acquisition Proposal and does not enter into a definitive agreement relating to such Acquisition Proposal until the expiration of a ten (10) day period following such notice to Buyer.
          (b) Except as expressly permitted by this Section 6.3, and subject to the proviso in subparagraph (a) hereof, Seller shall not enter into any contract or agreement (other than a confidentiality agreement) with respect to an Acquisition Proposal (an “Acquisition Agreement”) unless Seller’s board of directors determines in good faith and consistent with the exercise of its fiduciary duties (after consultation with independent legal counsel and a financial advisor) that the Acquisition Proposal constitutes a Superior Proposal and Seller shall have, concurrently with entering into such Acquisition Agreement, terminated this Agreement pursuant to Section 11.1(d)(iii).
     6.4 Mutual Cooperation; No Inconsistent Action.
          (a) Subject to the terms and conditions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall cooperate with each other and use their respective commercially reasonable and good faith efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the Transactions. Subject to applicable Laws relating to the exchange of information and in addition to Section 6.4(c), the Parties shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.
          (b) In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer shall provide as promptly as practicable any additional information and documentary material that may be requested by the applicable Governmental Authority pursuant to foreign Antitrust Laws.
          (c) Each Party shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Proceeding initiated by a private party, and (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such party or its Affiliates from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions.
          (d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.4, each Party shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, each Party shall use its commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Termination Date, including by defending through litigation on the merits any claim asserted in any court by any Person, (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Termination Date). In addition, the Buyer shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable.
          (e) Seller and Buyer shall notify and keep the other advised as to any litigation or administrative Proceeding pending or, to its Knowledge, threatened in writing, which challenges the Transactions. Subject to Section 6.3 and Article XI, Seller and Buyer shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the Transactions.
     6.5 Public Disclosures. After the date hereof, Seller and Buyer shall each issue a press release in form and substance mutually agreeable to the Parties. Prior to the Closing Date, no Party shall (except with respect to (a) presentations made to analysts, creditors or investors concerning the Transactions, and (b) disclosures made to the employees or customers of the Seller or Buyer, the Acquired Business and their respective Affiliates) issue any other press release or make any other public disclosures concerning this Transaction or the contents of this Agreement without the prior written consent of the other Party, unless a Party believes, upon advice of counsel, it is required by Law or regulation (of any applicable stock or securities exchange or otherwise) to make such public disclosure. The Parties shall reasonably cooperate as to the timing and contents of any public announcement or communication.
     6.6 Access to Records and Personnel.
          (a) From the date hereof until the earlier of the Closing or termination of this Agreement, upon reasonable notice, and subject to the Confidentiality Letter, the Seller shall cause the Retained Subsidiaries and the Acquired Entities to (i) afford Buyer and its representatives reasonable access to the senior managers of the Acquired Business and (ii) furnish to the representatives of Buyer such additional financial and operating data and other material information regarding the Business (or copies thereof) as Buyer may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to Buyer if such disclosure would (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) disrupt or jeopardize any material customer or vendor relationship or (iv) include Tax information pertaining to the Seller or its Affiliates other than the Acquired Business (except for tax information pertaining to combined, consolidated, or uniform tax filings of Seller or its Affiliates that include any of the Acquired Entities).
          (b) From and after the Closing Date, the Parties shall, and the Buying Parties shall cause the Acquired Business to, retain all material books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Acquired Business in their possession (the “Books and Records”) for seven (7) years or for such longer period as may be required by Law.
          (c) From and after the Closing Date, the Parties shall allow each other, and the Buyer shall cause the Acquired Business to allow the Seller, its Affiliates and their respective representatives, reasonable access to the Books and Records and to personnel having knowledge of the whereabouts and/or contents of the Books and Records, for legitimate non-competitive business reasons, including the preparation of audited financial statements and Tax Returns and the defense of Proceedings. Each Party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such Books and Records and/or personnel to the other party. The requesting party shall hold in confidence for a period of two (2) years after the date of disclosure thereof all confidential information identified as such by, and obtained after the Closing from, the disclosing party, any of its officers, agents, representatives or employees; provided, however, that information that (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party; or (iv) is required by Law or regulation (of any applicable stock or securities exchange or otherwise) or otherwise deems necessary and proper to disclose in connection with the filing, examination or defense of any Tax Return or other document required to be filed, shall not be deemed to be confidential information. In addition, the Parties agree that confidential information may only be used for the purpose for which it was supplied.
     6.7 Employee Relations and Benefits.
          (a) Effective as of the Closing and for a period of twelve (12) months thereafter, the Buyer shall cause the Acquired Business to provide each Business Employee substantially the same base compensation amount and incentive compensation program, and with a benefits package substantially similar in value in the aggregate, to the compensation and benefits provided by Seller or its Subsidiaries to such Business Employee at the time of Closing; provided that nothing herein shall prevent Buyer from terminating the employment of any Business Employee with or without cause. For a period of twelve (12) months after Closing, the Business Employees not terminated for cause shall be entitled to participate in Buyer’s severance plan and shall receive credit thereunder for service to Seller or its Affiliates.
          For the period beginning on the Closing Date and ending on December 31, 2006 or as extended by mutual agreement of the parties to a date no later than December 31, 2007 (the “Transition Period”), Buyer may elect, and Seller shall agree to provide: (1) continuation of benefits for Business Employees under the Benefit Plans set forth in Section 6.7(a) of the Disclosure Schedule (the “Continued Benefit Plans”) to the extent provided to such Business Employees immediately prior to the Closing Date along with employee benefits administration services; provided, however, that nothing in this Section 6.7(a) shall be construed to amend the Continued Benefit Plans or to otherwise limit Seller’s or its Subsidiaries’ right to amend or modify its Benefit Plans; and (2) payroll services (not including payments under any employment, consulting, retention, severance, change-of-control, bonus, or similar agreements) for the Transition Period. If Buyer elects such services and benefits, Buyer agrees to pay or reimburse Seller for costs and expenses associated with providing such services and benefits attributable to the Business Employees (and their covered dependents) pursuant to the Transition Services Agreement. If Buyer elects for the Business Employees to continue participation in the Continued Benefit Plans during the Transition Period, Seller shall not be liable for payment for any claim for welfare or fringe benefits incurred on or after the Closing Date with respect to such Business Employees. For purposes of this Section 6.7(a), a claim is deemed incurred for medical, dental, and vision benefits, when the services or products generating such expenses are performed or provided to the Business Employee (or his or her covered dependent); for life insurance, accidental death and dismemberment insurance, and travel accident insurance, when the death or dismemberment of the Business Employee (or his or her covered dependent) occurred; for short-term disability and long-term disability, upon the occurrence of the accident, injury, illness, or disabling effect; for pre-tax dependent care benefits or pre-tax health care benefits under Seller’s flexible spending account plan, when the services or products generating such expenses are performed or provided to the Business Employee (or his or her covered dependent, as applicable); and for tuition assistance benefits, when the Business Employee begins an approved course in accordance with Seller’s tuition assistance plan. Seller shall make matching contributions to the accounts of Business Employees participating in the ProQuest 401(k) Plan based on Seller’s earnings through the Closing Date; such matching contributions shall be made by Seller at the same time and in the same manner as applicable for other participants in the plan. If Buyer elects for the Business Employees to continue participation in the ProQuest 401(k) Plan during the Transition Period, then Buyer may elect to make an additional matching contribution to the accounts of Business Employees attributable to the Transition Period. Seller shall be required to perform benefits and payroll administration services only in a manner that is substantially similar to the manner in which such services were performed for the Acquired Business prior to the Closing Date. Notwithstanding any provision to the contrary, and in addition to any other remedies provided under this Agreement and the Transition Services Agreement, Buyer shall indemnify, defend, and hold Seller and its Subsidiaries harmless from any and all claims, liabilities, damages, losses, or expenses (including reasonable attorneys fees) incurred by Seller in connection with, arising from, or relating to the provision of benefits and payroll services pursuant to this Section 6.7(a), including liabilities relating to the Business Employees’ participation in the Continued Benefit Plans following the Closing, other than liability arising out of Seller’s gross negligence or willful misconduct.
          (b) Buyer and its Affiliates shall recognize all service (consistent with Buyer’s service recognition policies) of the Business Employees with the Acquired Business prior to the Closing Date as service with Buyer and its Affiliates in connection with any designated 401(k) savings plans, welfare benefit plans and employment policies (including any vacation and holiday policies) maintained by Buyer or its Affiliates that are made available following the Closing Date (or after the end of the Transition Period described in Section 6.7(a)) by any of the Buying Parties or their Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding pension plan accruals); provided, however, that with respect to any defined benefit pension plan maintained by Buyer or one of its Affiliates in which such Business Employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by Buyer.
          (c) Following the Closing Date (or after the end of any Transition Period described in Section 6.7(a)), Buyer shall (i) waive, or cause their insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Business Employees under any welfare benefit plan (as defined in Section 3(l) of ERISA) that is made available to Business Employees following the Closing Date by Buyer or one of its Affiliates, and (ii) provide credit to Business Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Seller or the Acquired Business during the portion of the relevant plan year including the Closing Date.
          (d) Effective as of the Closing, the Buying Parties shall retain or assume all liabilities under the Benefit Plans listed on Section 6.7(d) of the Disclosure Schedule (the “Stand-Alone Benefit Plans”).
          (e) Nothing herein, expressed or implied, shall confer upon any employee or former employee of Seller or any Acquired Entity, or the Buying Parties or any of their respective Affiliates (including the Business Employees), any rights or remedies including any right to employment or continued employment for any specified period of any nature or kind whatsoever, under or by reason of this Agreement.
          (f) The Buying Parties shall retain full responsibility for compliance with the Worker’s Adjustment and Restraining Notification Act of 1988, as amended, and be solely responsible for furnishing any required notice of any “plant closing” or “mass layoff”, as applicable, which arise as a result of any facility closings, reductions in work force, terminations or other actions, that the Acquired Business or their Affiliates may cause or initiate on or after the Closing Date with respect to the Acquired Business and shall jointly and severally indemnify Seller and its Affiliates for any liability related thereto, including reasonable attorneys’ fees related thereto.
          (g) In respect of the European Employees, Section 6.7 shall apply except as otherwise required by Law; provided, however, that Section 6.8 will take precedence over this Section 6.7, and where there is any inconsistency between this Section 6.7 and Section 6.8, Section 6.8 will apply in respect of the European Employees.
          (h) The Business Employees are expressly made third party beneficiaries to this Agreement to the extent provided in this Section 6.7 and in Section 6.8.
     6.8 Employee Relations and Benefits – European Employees
          (a) The Parties acknowledge and agree that pursuant to the TUPE Regulations, any applicable contracts of employment between the Transferor and each of the Relevant UK Employees will have effect from the Closing Date as if originally made between the Transferee and each Relevant UK Employee (except to the extent that such contracts relate to old age, invalidity and survivors’ benefits under any occupational pension scheme).
          (b) The Parties agree that they will comply (or that they will cause their relevant Subsidiaries to comply) with any information and consultation requirements required by Law in respect of the European Employees, including, but not limited to, the information and consultation requirements of the TUPE Regulations.
          (c) Subject to Section 6.8(l), the Seller and the Transferor shall discharge and hereby undertake to indemnify and keep fully indemnified the Buyer Indemnitees and Transferee against all Employment Liabilities arising from or in respect of any act or omission by the Seller or the Transferor or their Affiliates in respect of any European Employee or any employee representative representing any European Employee before the Closing Date, including, but not limited to, any order to pay compensation or any award made pursuant to the TUPE Regulations, except with respect to:
               (i) with regard to the Relevant UK Employees, any breach of Regulations 13 or 15 of the TUPE Regulations to the extent that such breach is caused by the Buying Parties or Transferee’s failure to provide information to the Seller or Transferor pursuant to Regulation 13(4), and the Buying Parties and Transferee agree that if the Seller or the Transferor wish to join the Buying Parties or the Transferee in any proceedings under Regulation 15 of the TUPE Regulations because of such failures by the Buying Parties or Transferee, then the Buying Parties and Transferee will agree to be so joined;
               (ii) any claim by a Relevant UK Employee (whether or not such Relevant UK Employee resigns and/or objects under regulations 4(7), 4(9) and/or 4(11) of the TUPE Regulations) that the Seller or Transferor is or will be in breach of contract or in breach of any statutory employment rights because of any plans of the Buying Parties or the Transferee to change terms and conditions of employment or working conditions of any Relevant UK Employee on or after the Closing Date (including without limitation any plans of the Buying Parties or Transferee to change the pension benefits in respect of any Relevant UK Employees); and
               (iii) for the avoidance of doubt, any obligation referable to any European Employee’s period of continuous employment.
          (d) The Seller or the Transferor shall cause the terms of any settlement of a claim made against the Acquired Business which results or could result in an award for compensation being made against the Acquired Business pursuant to Regulations 15(8)(a) or 15(11) of the TUPE Regulations to be sufficient to release the Buying Parties and the Transferee from any and all future claims and liability relating to the subject matter of the claim.
          (e) The Buyer or the Transferee shall cause the terms of any settlement of a claim made against them or the Acquired Business which results or could result in an award for compensation being made against the Seller or the Transferor to be sufficient to release the Seller and the Transferor from any and all future claims and liability relating to the subject matter of the claim.

          (f) The Buying Parties and the Transferee shall discharge and hereby undertake to indemnify and keep fully indemnified the Seller Indemnitees and the Transferor against all Employment Liabilities arising from or in respect of:
               (i) subject to Section 6.8(l), any of the European Employees on or after the Closing Date; and
               (ii) any claim by any European Employee that there has (have) been change(s) (or that there will be such changes) in working conditions occurring on or after the Closing Date.
          (g) The Buying Parties and the Transferee shall discharge and hereby undertake to indemnify and keep fully indemnified the Seller and the Transferor against all Employment Liabilities, arising from or in respect of the European Employees, before the Closing Date in respect of the following:
               (i) regarding the Relevant UK Employees, for any breach of Regulations 13 or 15 of the TUPE Regulations to the extent that such breach is caused by the Buying Parties or the Transferee’s failure to provide accurate or adequate information to the Seller or the Transferor pursuant to Regulation 13(4) of the TUPE Regulations;
               (ii) any misrepresentation made by the Buying Parties or the Transferee to any of the European Employees; and
               (iii) any claim by a Relevant UK Employee (whether or not such Relevant UK Employee resigns and objects under regulations 4(7), 4(9) and/or 4(11) of the TUPE Regulations) that the Seller or the Transferor is or will be in breach of contract and/or in breach of any statutory employment rights because of any plans of the Buying Parties or the Transferee to change terms and conditions of employment or working conditions of any Relevant UK Employee on or after the Closing Date (including without limitation any plans of the Buying Parties or Transferee to change the pension benefits in respect of any Relevant UK Employees).
          (h) In the event that any Retained Employee alleges that his/her employment has (or should have) transferred to the Transferee under the TUPE Regulations, or a tribunal or court so decides, the following provisions shall apply:
               (i) The Party which first becomes aware of the allegation or decision shall notify the other Party as soon as reasonably practicable and, in any event, no later than ten (10) Business Days of it becoming known to them;
               (ii) the Transferor shall, within a further ten (10) Business Days of such notification make an offer of employment, in writing, to such Retained Employee to commence immediately on terms and conditions which are the same as those applicable to him/her immediately before the Closing Date and under which the Transferor agrees to recognize such Retained Employee’s period of continuous service with the Transferor;

               (iii) If either (A) the Transferor fails to make an offer as described in Section 6.8(h)(ii) above, or (B) such Retained Employee has not accepted such an offer within ten (10) Business Days of his/her receipt of it, or (C) such Retained Employee accepts such offer but fails to join the Transferor’s employment within five (5) Business Days of such acceptance, the Transferee may terminate such Retained Employee’s employment as soon as reasonably practicable and the provisions of Section 6.8(h)(v) shall apply;
               (iv) If the relevant Retained Employee accepts the offer referred to in Section 6.8(h)(ii) within ten (10) Business Days of his/her receipt of it, the Parties shall use their commercially reasonable efforts to cause, within five (5) Business Days of such acceptance, such employee to resign from the employment of the Transferee and commence employment with the Transferor. If such Retained Employee fails to resign from the Transferee’s employment within such five (5) Business Day period, the Transferee shall be entitled to dismiss such employee as soon as reasonable practicable and the provisions of Section 6.8(h)(v) shall apply; and
               (v) Provided that, in terminating the employment of any Retained Employee, the Transferee discusses the proposed transfer with the Transferor in good faith in an effort to ensure that the termination is not unfair and, in any event, complies with the minimum procedural requirements of the statutory dismissal procedure as set out in Schedule 2 to the Employment Act 2002, the Seller and Transferor shall indemnify the Buyer Indemnitees and the Transferee and keep them fully indemnified against all Employment Liabilities arising from or connected with:
                         (A) any termination of employment by the Buying Parties or the Transferee pursuant to Sections 6.8(h)(iii) and (iv) above; and
                         (B) all Employment Costs incurred by the Buying Parties or the Transferee in respect of the relevant Retained Employee(s) employment for the period beginning with the Closing Date and ending on the earlier of the date of the termination of employment pursuant to Sections 6.8(h)(iii) and (iv) above or three (3) months from the Closing Date.
               (i) In the event that the any Relevant UK Employee alleges that his/her employment has not (or should have not) transferred to the Transferee under the TUPE Regulations, or a tribunal or court so decides, the following provisions shall apply:
                    (i) The Party which first becomes aware of the allegation or decision shall notify the other party of such allegation or decision as soon as reasonably practicable and, in any event, no later than ten (10) Business Days of it becoming known to them;
                    (ii) The Transferee shall, within a further ten (10) Business Days of such notification make an offer in writing to such Relevant UK Employee to commence immediately on terms and conditions which are the same as those applicable to him/her immediately before the Closing Date and under which the Transferee agrees to recognize such Retained Employee’s period of continuous service with the Transferor;

               (iii) If either (a) the Transferee fails to make an offer as described in Section 6.8(i)(ii) above, or (b) such Relevant UK Employee has not accepted such an offer within ten (10) Business Days of his/her receipt of it, or (c) such Relevant UK Employee accepts such offer but fails to join the Transferee’s employment within five (5) Business Days of such acceptance, the Transferor may terminate such Relevant UK Employee’s employment forthwith and the provisions of Section 6.8(i)(v) shall apply;
               (iv) If the Relevant UK Employee accepts the offer referred to in Section 6.8(i)(ii) within ten (10) Business Days of his/her receipt of it, the Parties shall use their commercially reasonable efforts to cause, within five (5) Business Days of such acceptance, such employee to resign from the employment of the Transferor and commence employment with the Transferee. If such Relevant UK Employee fails to resign from the Transferor’s employment within such five (5) Business Day period, the Transferor shall be entitled to dismiss such employee forthwith and Section 6.8(i)(v) shall apply; and
               (v) Provided that, in terminating the employment of any Relevant UK Employee, the Transferor discusses the proposed transfer with the Transferee in good faith in an effort to ensure that the termination is not unfair and, in any event, complies with the minimum procedural requirements of the statutory dismissal procedure as set out in Schedule 2 to the Employment Act 2002, the Buying Parties and the Transferee shall indemnify the Seller and the Transferor and keep them fully indemnified against all Employment Liabilities arising from or connected with:
                    (A) any termination of employment by the Transferor pursuant to Sections 6.8(i)(iii) and (iv) above; and
                    (B) all Employment Costs incurred by the Seller or the Transferor in respect of the Relevant UK Employees for the period beginning with the Closing Date and ending on the earlier of the date of the termination of employment pursuant to Sections 6.8(i)(iii) and (iv) above or three (3) months from the Closing Date.
          (j) The Seller and the Transferor shall indemnify the Buyer Indemnitees and the Transferee and keep them fully indemnified against all Employment Liabilities in respect of the cost of paying any entitlement or benefit applicable to any Relevant UK Employee which has accrued during any period prior to the Closing Date but which is payable after the Closing Date. In this event, the Seller’s and Transferor’s liability shall be limited on a pro rata basis to such part of the entitlement or benefit which has accrued prior to the Closing Date.
          (k) The Buying Parties and the Transferee shall indemnify the Seller Indemnitees and the Transferor and keep them fully indemnified against all Employment Liabilities in respect of the cost of paying any entitlement or benefit applicable to any Relevant UK Employee which has accrued during any period on or after the Closing Date but which was paid to the employee before the Closing Date. In this event, the Buying Parties’ and Transferee’s liability shall be limited on a pro rata basis to such part of the entitlement or benefit which has accrued on or after the Closing Date.

          (l) The Seller or the Transferor shall pay to, or for the benefit of, each European Employee, all remuneration and other benefits due to him/her up to the Closing Date (excluding leave entitlements) and will make all payments to the appropriate authorities under PAYE as are required by Law in respect of deductions for tax and National Insurance which are due up to the Closing Date. This shall include but is not limited to all salaries, wages, bonuses, commissions, incentives, expenses, allowances, maternity pay, sick pay, pension contributions, insurance premiums for benefits.
          (m) The Buyer shall, and shall cause the Transferee to, comply with the requirements of sections 257 and 258 of the Pensions Act 2004 and the Transfer of Employment (Pensions Protection) Regulations 2005 (SI 2005 no 649) and hereby indemnifies the Seller (for the benefit of itself and for the Seller as agent and trustee for the benefit of ProQuest UK Holdings, Ltd. and ProQuest Business Solutions UK and its subsidiaries) for any loss or liability arising out of any claim by or in respect of any Relevant UK Employee as a result of the failure of the Buyer and/or one or more of the Buying Parties to comply with such legislation.
          (n) In respect of the European Employees, in the event that the Transferor and/or the Transferee are not party to this Agreement, the Seller will cause the Transferor and the Buyer will cause the Transferee to comply with the provisions of these Sections 6.7 and 6.8 as though they were party to this Agreement. In addition, the Buyer shall cause the Transferee to enter into any relevant Foreign Transfer Document.
     6.9 Seller Guarantees. The Buying Parties shall, effective as of the Closing, cause Seller and Seller’s Affiliates to be irrevocably released from, and the Buying Parties or one of their Affiliates to be irrevocably substituted in all respects for Seller or Seller’s Affiliates, as applicable, in respect of, all obligations of Seller or Seller’s Affiliates under any guarantees, indemnities, surety bonds, reimbursement agreements, letters of credit or letters of comfort obtained by Seller or Seller’s Affiliates for the benefit of the Business which are listed on Section 6.9 of the Disclosure Schedule attached hereto (collectively, the “Seller Guarantees”). If Buyer is unable to effect such a substitution as of the Closing Date with respect to any Seller Guarantee, the Buyer and the Acquired Entities shall indemnify and hold harmless Seller or Seller’s Affiliate, as the case may be, from any Loss resulting from, arising out of or related to such Seller Guarantee in accordance with Article X, below.
     6.10 Retained Names and Marks.
          (a) Buyer hereby acknowledges that all right, title and interest in and to the names set forth on Section 6.10 of the Disclosure Schedule, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by the Seller or its Affiliates (other than the Acquired Entities) and that, except as expressly provided below, any and all right of the Acquired Entities and the Acquired Business to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller. Buyer further acknowledges that they have no rights, and are not acquiring any rights, directly or indirectly hereunder, to use the Retained Names and Marks, except as provided herein.

          (b) Buyer shall, as soon as practicable after the Closing, but in no event later than thirty (30) days thereafter, cause each Acquired Entity, as applicable, to file amended articles of incorporation with the appropriate authorities changing its corporate name to a corporate name that does not contain any Retained Names and Marks and to supply promptly any additional information and documentary materials that may be requested by the Seller with respect to such filings.
          (c) Buyer shall remove all of the existing signage of the Acquired Business containing the Retained Names or Marks as soon as practicable, but in any event no later than one (1) year after the Closing. The Acquired Business shall be entitled to use existing signage until such signage is removed in accordance with the terms of this Section 6.10.
          (d) The Acquired Business shall, for a period of one (1) year after the date of the Closing, and without any fee to Buyer or any of its Affiliates, be entitled to use all of the Acquired Entities’ existing stocks of letterheads, advertisements and promotional materials, Internet web sites and Internet domain names, inventory and other documents and materials containing the Retained Names and Marks (“Existing Stock”); provided, however, that (i) the Acquired Business will have the right to use the Retained Names and Marks for the sole purpose of redirecting customers who use Internet domain names to websites used by the Acquired Business for a period of three (3) years, and (ii) the Acquired Business and its Affiliates shall not replace the supply of Existing Stock following the Closing Date. From and after such date, the Buying Parties shall remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Seller any rights with respect to Internet domain names incorporating any Retained Names and Marks.
          (e) Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Seller to the Buying Parties or the Acquired Business, whether by implication or otherwise, and nothing hereunder permits the Buying Parties or the Acquired Business to use the Retained Names and Marks on any documents, materials, products or services other than as provided in this Section 6.10. The Buying Parties shall ensure that all use of the Retained Names and Marks by the Acquired Business as provided in this Section 6.10 shall be only with respect to goods and services of a level of substantial quality so that the Retained Names and Marks will not suffer a significant reduction in value.
          (f) Nothing in this Section 6.10 shall require Buyer or any of its Affiliates to cause independent third parties (such as dealerships or repair shops) to cease using any of the Retained Names or Marks.
          (g) The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to effectuate and document the foregoing rights granted with respect to the Retained Names and Marks in this Section 6.10 as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

     6.11 Mail Received After Closing. Following the Closing, (a) the Buying Parties may receive and open all mail addressed or directed to Seller or the Retained Subsidiaries, (b) to the extent that such mail and the contents thereof relate exclusively to the Business, the Buying Parties may deal with the contents thereof and (c) the Buying Parties shall promptly forward any other such mail to Seller.
     6.12 Update to Disclosure. From time to time prior to the Closing, the Seller may provide to Buyer information (the “Supplemental Information”) that supplements or amends the Disclosure Schedule, which shall form a part of this Agreement with respect to any matter arising after the date of this Agreement that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is necessary to correct any information in the Disclosure Schedule that has been rendered inaccurate by such matter arising after the date of this Agreement. Any Supplemental Information delivered pursuant to this Section 6.12 shall be deemed to be a part of the identified section of the Disclosure Schedule to which it relates. To the extent any Supplemental Information is disclosed under this Section 6.12 which, individually or in the aggregate, has a Material Adverse Effect, Buyer shall not be obligated to consummate the Transactions.
     6.13 Seller Disclosure. Seller agrees to promptly notify Buyer in writing in the event that Seller ceases to carry any director and officer liability insurance.
ARTICLE VII
CONDITIONS
     7.1 Condition to the Obligations of the Buying Parties. The obligations of the Buying Parties to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following condition:
          (a) Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Seller contained in this Agreement shall be true and correct at and as of the date hereof and at or as of the Closing Date with the same force and effect as though made at and as of the Closing Date except (i) with respect to such changes made to the Disclosure Schedule that are specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date are required to remain true and correct only as of such date and (iii) for those instances (including in (ii)) in which the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect. The Seller shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Seller shall have delivered to the Buyer a certificate executed by an executive officer of the Seller, dated as of the Closing Date, certifying the foregoing.
     7.2 Condition to the Obligations of Seller. The obligations of the Seller to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following condition:

          (a) Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date except (i) that those representations and warranties which address matters only as of a particular date are required to remain true and correct only as of such date and (ii) for those instances (including in (i)) in which the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, and executed by an executive officer of Buyer, certifying the foregoing.
     7.3 Conditions to Obligations of Buyer and Seller. The respective obligations of Buyer and the Seller to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
          (a) No Injunction, Etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that prohibits or materially restricts the Transactions; provided, however, that the benefits of this Section 7.3(a) shall not be available to a party whose failure to fulfill its obligations pursuant to Section 6.4 shall have been the cause of, or shall have resulted in, such injunction, restraining order or decree.
          (b) Antitrust Approvals. All applicable (i) waiting periods specified under the HSR Act or similar domestic or foreign Antitrust Laws with respect to the Transactions shall have elapsed or been terminated and (ii) approvals required under foreign Antitrust Laws with respect to the Transaction have been obtained.
          (c) Consents. All consents listed on Section 7.3(c) of the Disclosure Schedule shall have been received or otherwise satisfied in a form reasonably acceptable to Buyer.
ARTICLE VIII
TAX MATTERS
     8.1 Section 338(h) (10) Elections. At Buyer’s written request, Seller shall within the time period prescribed by law for the filing thereof, join with Buyer in making timely, irrevocable and effective elections under Section 338(h)(10) of the Code and similar elections under state income tax law, if applicable (collectively, the “Section 338(h)(10) Elections”) with respect to Buyer’s purchase of the Stock and Buyer’s deemed purchase of the stock of the U.S. Subsidiaries of the U.S. Companies. Buyer shall prepare an Internal Revenue Service Form 8023 and such other forms as are necessary for effectuating the Section 338(h) (10) Elections (the “Forms”) and shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338 (h)(10)-1(as in effect and as it may hereafter be amended) or the corresponding provisions of state income tax law.

     8.2 Liability for Taxes.
          (a) Except to the extent such Taxes are accrued as a liability for purposes of calculating the Closing Working Capital Value, Seller shall be liable for, shall cause the payment of and shall indemnify and hold Buyer, the Buying Parties and the Acquired Entities harmless from, (i) subject to Section 12.2, any Taxes caused by or resulting from the sale of the Stock (including all Taxes arising from the Section 338(h)(10) Elections), (ii) any Income Taxes imposed on or incurred by the Acquired Entities arising out of the inclusion of the Acquired Entities in any combined, consolidated, unitary or similar group (a “Group”) prior to the Closing Date, (iii) any Income Taxes imposed on or incurred by the Acquired Entities (or any Group with respect to the taxable items of the Acquired Entities) for any taxable period (the “Pre-Closing Period”) ending on or before the Closing Date (or the portion, determined as described in paragraph (b) of this Section 8.2, of any such Income Taxes for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the “Straddle Period”)) except to the extent that such Income Taxes (x) arise from or are increased by transactions by the Acquired Entities outside the ordinary course of business after the Closing, or (y) arise from or are increased by a change after Closing of any accounting period or accounting practice of an Acquired Entity, or (z) are attributable to the unreasonable default or delay of a Buying Party or an Acquired Entity after Closing, and (iv) any attorneys’ fees or other costs incurred by Buyer or the Acquired Entities in connection with obtaining any payment from Seller due under this paragraph (a) of Section 8.2.
          (b) Whenever it is necessary for purposes of paragraph (a) of this Section 8.2 to determine the portion of any Income Taxes imposed on or incurred by the Acquired Entities (or any Group) for a Straddle Period, the determination shall be made, by assuming that the Pre-Closing Period constitutes a separate taxable period of the Acquired Entities and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a Straddle Period that are calculated on an annual or periodic basis shall be apportioned to the Pre-Closing Period ratably on a per diem basis and that any Income Taxes resulting from making the Section 338(h)(10) Elections shall be apportioned 100% to the Pre-Closing Period).
          (c) Seller and Buyer will, to the extent permitted by applicable Law, elect with the relevant taxing authorities to close all taxable periods of the Acquired Entities as of the close of business on the Closing Date.
          (d) Buyer agrees to pay to Seller any refund received after the Closing Date by Buyer, the Buying Parties or any of the Acquired Entities, in respect of any Income Taxes for which Seller is liable under paragraph (a) of this Section 8.2. The Parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund. Any such refund received by a Party for the account of the other Party shall be paid to such other Party within thirty (30) days after such refund is received.
          (e) Seller and Buyer agree that any payment made with respect to Taxes pursuant to this Section 8.2 or as an indemnity under Article X shall be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. The indemnification limitations in Section 10.1(b) shall not apply to the provisions of this Section 8.2.

     8.3 Tax Proceedings. In the event Buyer, any of the Buying Parties, any of the Acquired Entities or their Affiliates receives notice (the “Proceeding Notice”) of any examination, claim, adjustment or other proceeding with respect to the liability of any of the Acquired Entities for Taxes for any period for which Seller is or may be liable under paragraph (a) of Section 8.2 or may give rise to a liability for the breach of any representation in Section 4.13, Buyer shall notify Seller in writing thereof (the “Buyer Notice”) no later than the earlier of (a) ten (10) days after the receipt by of the Proceeding Notice, or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice; provided, however, that the failure to give such notice shall not release a Party from its obligations under this Article VIII except to the extent the other Party was prejudiced as a result thereof. As to any such Taxes for which Seller is liable under paragraph (a) of Section 8.2, Seller shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment or other proceeding, provided Seller notifies Buyer in writing that it desires to do so no later than the earlier of (i) thirty (30) days after receipt of the Buyer Notice, or (ii) ten (10) days prior to the deadline for responding to the Proceeding Notice; provided that Seller may not enter any settlement that would affect any Tax period (of the Buyer or its Affiliates (including the Acquired Entities)) subsequent to the Closing Date without the prior written consent of Buyer, which consent will not be unreasonably withheld. The parties shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 8.3.
     8.4 Payment of Taxes. Except as otherwise provided in this Article VIII, any amount to which a party is entitled under this Article VIII shall be promptly paid to such party by the Party obligated to make such payment following written notice to the Party so obligated stating that the Taxes to which such amount relates are due and providing details supporting the calculation of such amount.
     8.5 Tax Returns. All Tax Returns which relate to any Income Taxes of the Acquired Entities for any taxable period of the Acquired Entities ending on or prior to the Closing Date (including all Tax Returns required as a result of making the Section 338(h)(10) Elections) shall be prepared and filed by Seller and all other Tax Returns of the Acquired Entities shall be prepared and filed by Buyer. The Parties and their respective Affiliates, including the U.S. Companies, shall cooperate with each other and shall make available all reasonable and necessary records and timely take all action reasonable and necessary to allow Seller and its Affiliates to prepare and file the Tax Returns which they are responsible for preparing and filing under this Section 8.5.
     8.6 Tax Allocation Arrangements. Effective as of the Closing, all liabilities and obligations between the Acquired Entities, on one hand, and Seller and any Affiliates thereof, on the other hand, under any tax indemnity, sharing, allocation or similar agreement or arrangement in effect prior to the Closing shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable. Seller and its Affiliates shall execute any documents necessary to effectuate the provisions of this Section 8.6.
     8.7 VAT.

          (a) Amounts payable pursuant to this Agreement are exclusive of any applicable VAT chargeable thereon and, subject to Section 12.2, an amount equal to such VAT including any related interest and penalties shall in each case be paid by the paying party in addition thereto on production of a valid VAT invoice.
          (b) Subject to Section 12.2, ProQuest UK Holdings, Ltd. shall issue a valid VAT invoice to Buyer or the relevant Buying Party and Buyer or the relevant Buying Party shall, in addition to the allocated Purchase Price otherwise payable for the UK Assets, pay to ProQuest UK Holdings, Ltd. the amount of VAT (including any interest and penalties payable thereon) pursuant to Section 8.7(a).
          (c) In the event that:
               (i) HM Revenue & Customs confirms in writing that the transfer of the UK Assets to Buyer or the relevant Buying Party is a transfer of a business as a going concern within the meaning of Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268); and
               (ii) the Buyer or relevant Buying Party is not able to obtain credit by set-off or repayment for the amount paid in respect of VAT under Section 8.7(b) either as “input tax” for VAT purposes or otherwise by virtue of an agreement with or a practice or concession of HM Revenue & Customs that it will give the Buyer or the relevant Buying Party credit by set-off or repayment of such amount paid in respect of VAT;
subject to Section 12.2, the Seller shall repay to the Buyer or the relevant Buying Party an amount equal to the amount previously paid in respect of VAT under Section 8.7(b).
     8.8 Indemnity for Secondary Tax Liabilities. The Buyer covenants with the Seller to pay to the Seller an amount equivalent to:
          (a) any Tax or any amount on account of Tax which any company treated for UK Tax purposes as a member of the same group of companies as the Seller (“Seller Group Company”) is required to pay to a Tax authority as a result of a failure by any Acquired Entity, the Buyer or any company treated for UK Tax purposes as a member of the same group of companies as the Buyer (“Buyer Group Company”) to discharge that Tax where such Tax was primarily chargeable against the Acquired Entity, the Buyer or any other Buyer Group Company; and
          (b) any costs reasonably and properly incurred in connection with such Tax or a successful claim under this Section 8.8 as the case may be.
Notwithstanding the foregoing, this Section 8.8 shall not apply to: (x) Tax to the extent that the Buyer could claim payment in respect of it under Section 8.2 or for breach of the warranties of Section 4.13 (or would have been able so to claim but for any other limitation or exclusion to the indemnity provided in Section 8.2 or the warranties in this Agreement), except to the extent a payment has been made pursuant to Section 8.2 or in satisfaction of a claim for breach of the warranties in this Agreement and the Tax to which it relates was not paid by the relevant Acquired Entity or any person on its behalf and (y) Tax to the extent it has been recovered under any relevant statutory provision (and for Seller shall procure that no such recovery is sought to the extent that payment is made hereunder). In the event of a conflict between the terms of this Section 8.8 and Section 8.2, Section 8.2 shall control.
     8.9 Indemnity for UK Tax Liabilities. The Buyer covenants with the Seller to pay to the Seller an amount equal to any Tax for which ProQuest UK Holdings, Ltd. becomes liable as a result of ProQuest Business Solutions UK failing to meet the requirements of paragraph 19(1)(b) of Schedule 7AC to the Taxation of Chargeable Gains Act 1992 in circumstances where the requirements of paragraph 19(1)(a) of Schedule 7AC to the Taxation of Chargeable Gains Act 1992 are met in relation to ProQuest Business Solutions UK.
     8.10 Cooperation and Exchange of Information. Each Party will provide, or cause to be provided, to the other Party copies of all correspondence received from any taxing authority by such party or any of its Affiliates in connection with the liability of any of the Acquired Entities for Taxes for any period for which such other party is or may be liable under paragraph (a) or (b) of Section 8.2. The Parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return or claim for refund, in determining a liability or a right of refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective Affiliates. The Parties and their Affiliates will preserve and retain all Tax Returns, schedules, work papers and all material records or other documents relating to any such Tax Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to the other Party or any Affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Acquired Entities as they shall deem necessary. Any information obtained pursuant to this Section 8.10 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 8.10 at its own expense.
     8.11 Tax Settlement. The Seller shall be entitled to enter into any tax amnesty, dispute resolution method, dispute prevention method, or pre-litigation settlement with any Tax authorities relevant to Taxes arising in the Pre-Closing period for which the Seller is or may be liable under Section 8.2(a) or may give rise to a liability for the breach of any representation in Section 4.13, subject to the procedure set forth in Section 8.3 and Section 10.4, respectively.
     8.12 Conflict. In the event of a conflict between the provisions of this Article VIII and any other provisions of this Agreement, the provisions of this Article VIII shall control.

ARTICLE IX
CLOSING
     9.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Article XI hereof, the closing of the Transactions (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, at 10:00 A.M., Chicago time, three (3) Business Days after all of the conditions to the Closing set forth in Article VII hereof have been satisfied or waived, or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time being herein called the “Closing Date”).
     9.2 The Buyer’s Deliveries. At the Closing, the Buyer shall deliver, or caused to be delivered, to the Seller the following, in form and substance reasonably acceptable to the Seller:
          (a) a copy of the certificate of incorporation and bylaws, partnership agreement or analogous organizational document, as amended, of each Buyer and each Buying Party, certified by the corporate secretary of Buyer and such Buying Party;
          (b) a copy of the resolutions duly adopted by the Board of Directors of Buyer and each Buying Party evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Transactions, certified by the corporate secretary of Buyer and such Buying Party;
          (c) the Initial Payment in immediately available U.S. federal funds;
          (d) a certificate of an officer of Buyer (i) certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other agreements relating hereto and (ii) certifying those matters set forth in Section 7.2(a) above;
          (e) letters of discharge with respect to each Seller Guarantee listed on Section 6.9 of the Disclosure Schedule attached hereto, in form reasonably satisfactory to Seller; and
          (f) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the Transactions.
     9.3 The Seller’s Deliveries. At the Closing, the Seller shall deliver, or cause to be delivered, to Buyer and the Buying Parties the following, in form and substance reasonably acceptable to the Buyer:
          (a) a copy of the certificate of incorporation and bylaws, partnership agreement or analogous organizational document of each Acquired Entity certified by the corporate secretary of such Acquired Entity;
          (b) certificates evidencing the Stock properly endorsed or with stock powers executed in blank or otherwise in form sufficient to convey title thereto to Buyer or the Buying Parties free and clear of all Liens and Restrictions, except for Permitted Liens;

          (c) certificates of Good Standing or comparable status as of a recent date with respect to the U.S. Companies from the Secretary of State (or other appropriate governmental official) of the State of Delaware and from the appropriate Governmental Authority with respect to each of the U.S. Companies;
          (d) a certificate of an officer of Seller (i) certifying the names and signatures of the officers of Seller authorized to sign this Agreement and any other agreements relating hereto and (ii) certifying those matters set forth in Section 7.1(a) above;
          (e) a copy of the resolutions duly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Transactions, certified by the corporate secretary of Seller;
          (f) A Restrictive Covenant Agreement in the form of Exhibit C attached hereto; and
          (g) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the Transactions.
     9.4 Deliveries by both Buyer and Seller. At the Closing, Seller and Buyer (or the relevant Buying Party) will execute and deliver, and will cause their Affiliates to deliver, as applicable, the following agreements:
          (a) The Foreign Transfer Documents to which they are a party, taking into account all applicable registration, notice and other provisions of applicable Law;
          (b) Transition Services Agreement in the form of Exhibit D hereto.
     9.5 Inability to Obtain Consents and Approvals. To the extent that any Consent or other consent, approval, waiver, authorization, novation, notice or filing which is necessary for the effectiveness after Closing of any Disclosed Contract or the effective transfer to Buyer or the relevant Buying Party of any Foreign Asset cannot be obtained or made and, as a result thereof, the full benefits of such Disclosed Contract or Foreign Asset cannot be provided to the Buyer or the relevant Buying Party, as applicable, following Closing; then, if Buyer so requests, the Buying Parties and Seller, through their respective Affiliates, as appropriate, will cooperate with each other and enter into such mutually agreeable, reasonable and lawful arrangements (including subcontracting, subleasing or sublicensing, if permitted) in an attempt to provide to the parties the economic (taking into account all burdens and benefits, including tax costs and benefits) and operational equivalent, to the extent permitted, of providing for Buyer or the Buying Parties the benefit of such Disclosed Contracts or Foreign Asset, and the performance by Buyer or the Buying Parties of all obligations under such Disclosed Contract; provided, however, that the Buyer or the Buying Parties and Seller will not be required to enter into such an arrangement with respect to any Disclosed Contract which is no longer in full force and effect; and, provided, further, that such economic and operational equivalent does not include the provision of lost revenues or profits in the event that any Person terminates a Disclosed Contract or other prior relationship with the Seller.

ARTICLE X
INDEMNIFICATION
     10.1 Agreement to Indemnify.
          (a) Subject to the limitations provided herein, Seller shall indemnify and hold harmless Buyer, the Buying Parties (if any), the Acquired Entities and their respective Affiliates (collectively, the “Buyer Indemnitees”) to the extent set forth in this Article X in respect of any Losses reasonably and proximately incurred by Buyer Indemnitees as a result of any (i) inaccuracy or misrepresentation in any representation or warranty of Seller made herein, (ii) breach of or failure to perform any covenant, agreement or obligation of the Seller in this Agreement or any agreement, document or certificate delivered hereunder, (iii) failure to pay, perform or satisfy any of the Excluded Liabilities, or (iv) the litigation and SEC investigation disclosed on Section 4.16 of the Disclosure Schedule.
          (b) Notwithstanding the foregoing Section 10.1(a):
               (i) Seller shall not be liable under clause (i) of Section 10.1(a) of this Agreement in respect of any claim (or group of directly related claims) subject to clause (i) Section 10.1(a): (A) having a value of not more than One Hundred Thousand Dollars ($100,000) (“Qualified Claims”) and (B) until all Losses in respect of all Qualified Claims exceed Five Million Dollars ($5,000,000) in the aggregate (the “Minimum Amount”), and thereafter Seller shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all Losses for Qualified Claims to the extent in excess of the Minimum Amount;
               (ii) The aggregate liability of Seller for all Losses under clause (i) of Section 10.1(a) of this Agreement shall not exceed Forty Million Dollars ($40,000,000) (the “Maximum Amount”);
               (iii) Seller shall have no liability to indemnify any Buyer Indemnitee for any Losses related to any liability to the extent that is reflected or reserved for (i) in the calculation of Closing Working Capital Value or (ii) on the Financial Statements or the Reference Statement; and
               (iv) The Minimum Amount and the Maximum Amount will not apply to any claims under clauses (ii), (iii) or (iv) of Section 10.1(a) of this Agreement.
          (c) Buyer shall indemnify and hold harmless Seller and its Affiliates (collectively the “Seller Indemnitees” and, together with the Buyer Indemnitees, the “Indemnitees”) to the extent set forth in this Article X in respect of any and all Losses reasonably and proximately incurred by any Seller Indemnitee as a result of any (i) inaccuracy or misrepresentation in any representation or warranty of Buyer made herein, (ii) breach of or failure to perform any covenant, agreement or obligation of Buyer or any Buying Party in this Agreement or any agreement, document or certificate delivered hereunder; (iii) as a result of liabilities of the Acquired Business including liabilities arising from matters, facts and circumstances set forth in the Disclosure Schedule; (iii) Seller Guarantees in accordance with Section 6.9; or (iv) failure to pay, perform or satisfy any of the Foreign Liabilities.

     10.2 Survival of Representations and Warranties. All representations and warranties shall survive the Closing and expire on April 1, 2008, provided, however, that (a) the representations and warranties in Section 4.13 shall survive until the expiration of the applicable statute of limitations period relevant thereto and (b) the representations and warranties in Section 4.18 shall survive until the third anniversary of the Closing Date. The covenants, agreements or obligations of the Parties that are to be performed prior to the Closing hereto shall survive the Closing for a period of one (1) year, and each of the other covenants, agreements or obligations of the Parties to be performed following Closing shall survive until the first anniversary of the date that the covenant was to be performed in full; provided, however, that if there is no specified period in which such covenant, agreement or obligation is to be performed, it shall survive until the expiration of the applicable statute of limitations period therefor. Any cause of action for breach of a representation or warranty, covenant, agreement or obligation contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., New York time, on the date on which such representation or warranty, covenant, agreement or obligation expires pursuant to this Section 10.2.
     10.3 Notice of Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to Section 10.1 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying party (the “Indemnifying Party”) written notice within ten (10) Business Days of its becoming aware thereof; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced by such failure. Any such notice shall set forth in reasonable detail, and to the extent then known, the basis for such claim for indemnification.
     10.4 Defense of Claims. In connection with any claim for which indemnification has been sought under this Article X resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto (a “Third Party Claim”), the Indemnifying Party may assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 10.4, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof (less any unapplied portion of the Minimum Amount and up to the Maximum Amount); provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete and full release with prejudice of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 10.4. The assumption of any defense hereunder by an Indemnifying

Party shall not be deemed an admission of responsibility for the underlying claim. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 10.4, such Indemnitee must defend against such claim or Proceeding. The Indemnitee shall not pay, or permit to be paid, any part of the Third Party Claim unless the Indemnifying Parties consent in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnitee assumes the defense of any such claims or proceeding in accordance with this section and proposes to settle such claims or proceedings prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.
     10.5 Subrogation. To the extent that any Indemnifying Party discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of any Indemnitee against third parties, including all rights relating to claims under any insurance, contracts, common law or otherwise.
     10.6 Indemnification Calculations. The amount of any Losses for which indemnification is provided under this Article X shall be computed net of any insurance proceeds or other recoveries available to any Indemnitee in connection with such Losses and net of any Tax benefits arising by reason of any such Loss.
     10.7 Tax Treatment. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes, as between Buyer and Seller, as an adjustment to the Purchase Price, unless otherwise required by applicable Law or Governmental Authority interpretations thereof.
     10.8 Exclusive Remedy. Except as otherwise provided in this Agreement and except for claims based on the fraud of a Party or for injunctive relief under Section 12.10 hereof, the indemnification provisions in Article VIII and Article X of this Agreement shall provide the sole and exclusive remedy of the parties hereto, their Affiliates, and any of their officers, directors, employees, stockholders, agents and representatives with respect to any and all Losses of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement, the Transactions, the Business, the Acquired Business and any of their assets and liabilities (other than Losses to the extent resulting from the failure of the Buying Parties to complete the Transactions other than for reasons permitted by the Agreement). In furtherance of the foregoing, each Party hereby waives (and agrees not to bring any suit, claim or proceeding in respect of), on its own behalf and on behalf of its Affiliates and of any of their officers, directors, employees, stockholders, agents and representatives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action any of them may now or hereafter have against the other Party and its Affiliates and their officers, directors, employees, stockholders, agents and representatives, arising under or based upon any Law (including any such rights, claims or causes of action relating to CERCLA or any other Environmental Law or arising under or based upon common law) or otherwise (except pursuant to Section 6.7 or Article X or Section 12.10 of this Agreement).

ARTICLE XI
TERMINATION
     11.1 Termination Events. Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned prior to Closing:
          (a) by mutual written consent of the parties hereto;
          (b) by Buyer or Seller, by written notice to the other if:
               (i) the Closing shall not have been consummated on or before 5:00 p.m., Chicago time on the Termination Date, unless extended by written agreement of the Parties hereto; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or
               (ii) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced (A) any Law prohibiting the Transactions or making them illegal, (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable.
          (c) by Buyer:
               (i) if any of the conditions set forth in Sections 7.1 shall have become incapable of fulfillment;
               (ii) if all of the conditions set forth in Article VII shall have been satisfied and the Seller shall not have made all of the deliveries required by Sections 9.3 or 9.4 on or before ten (10) days following the date designated for Closing pursuant to Section 9.1; or
               (iii) if the Supplemental Information disclosed by Seller pursuant to Section 6.12 demonstrates that a Material Adverse Effect has occurred and is not capable of being cured prior to the Termination Date.
          (d) by Seller:
               (i) if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment;
               (ii) if all of the conditions set forth in Article VII shall have been satisfied and (i) the Buying Parties shall not have made all of the deliveries required by Sections 9.2 or 9.4 on or before ten (10) days following the date designated for Closing pursuant to Section 9.1; or

                 (iii) within two (2) Business Days (but not thereafter) following the date its board of directors authorizes Seller to negotiate and execute a definitive acquisition agreement providing for a Superior Proposal.
     11.2 Effect of Termination. In the event of any termination of the Agreement as provided in Section 11.1 above, then all further obligations of the Parties under this Agreement shall terminate without further liability on the part of any Party to the others, other than (a) with respect to the obligations of Buyer and the Seller under the Confidentiality Letter and Sections 6.5, 11.3 and 12.3 of this Agreement and (b) as to liability for any intentional or fraudulent misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising prior to the date of termination.
     11.3 Termination Fee. In the event that this Agreement is terminated by the Seller pursuant to Section 11.1(d)(iii), Seller shall pay in cash to Buyer a termination fee equal to Ten Million Dollars ($10,000,000) (the “Termination Fee”), which shall be payable by wire transfer within two (2) Business Days of the date of termination, as Buyer’s sole and exclusive remedy due to such termination, whether under this Agreement, common law, state or federal statute, or otherwise. Buyer’s acceptance of the Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and that Buyer shall not have any right of action under any theory against Seller or any of its Affiliates as a result of this Agreement, its termination, the Transactions, or anything related thereto, except for claims based on the fraud of Seller.
ARTICLE XII
MISCELLANEOUS AGREEMENTS OF THE PARTIES
     12.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, and,
If to Buyer:
Snap-on Incorporated
2801 80th Street
Kenosha, Wisconsin 53143
Attention: Martin M. Ellen, Chief Financial Officer
Fax: 262-656-5221
with a copy to:
Snap-on Incorporated
2801 80th Street
Kenosha, Wisconsin 53143
Attention: Susan F. Marrinan, Chief Legal Officer
Fax: 262-656-4762

Quarles & Brady LLP
One South Pinckney Street
Suite 600
Madison, Wisconsin 53701-2113
Attention: Mark T. Ehrmann, Esquire
Fax: 608-294-4944
If to Seller:
ProQuest Company
789 Eisenhower Parkway
P.O. Box 1346
Ann Arbor, MI 48106
Attention: General Counsel
Fax: 734-997-4040
with a copy to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Attention: Thomas J. Murphy, P.C.
Fax: 312-984-7700
or to such other address as any such party shall designate by written notice to the other parties hereto.
     12.2 Transfer Taxes. The Buyer shall be responsible for the payment of the first One Million Dollars ($1,000,000) of all VAT, sales and transfer taxes, if any, which may be payable with respect to the consummation of the Transactions and the Seller will be responsible for the payment of all other remaining VAT, sales and transfer taxes. To the extent any exemptions from such taxes are available, Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions. For the avoidance of doubt, the Seller shall not be responsible for the payment of VAT for which a credit will be received and retained by set-off or repayment for that amount as “input tax” for VAT purposes, such VAT to be the responsibility of the Buyer or relevant Buying Party, as the case may be.
     12.3 Expenses. Subject to Section 12.2, the Seller and the Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, except that Buyer shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws.
     12.4 Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consent, shall be null and void.
     12.5 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     12.6 Schedules. The Disclosure Schedule is hereby incorporated by reference and made a part of this Agreement. Any fact or item which is disclosed on any section or subsection of the Disclosure Schedule or in the Financial Statements in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another section or subsection of the Disclosure Schedule to this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Disclosure Schedule or in the Financial Statements, as the case may be, notwithstanding the omission of a reference or cross-reference thereto; provided, however, that the matters disclosed in Section 4.16 of the Disclosure Schedule shall not be deemed to be disclosed pursuant to Section 4.11 of the Disclosure Schedule. Any fact or item disclosed on any section or subsection of the Disclosure Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
     12.7 Third Parties. Except for the rights provided in Sections 6.7, 6.8, and 10.1, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.
     12.8 Currency. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars.
     12.9 Governing Law; Submission to Jurisdiction; Waivers. This Agreement and each other document delivered pursuant to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. Each of the Parties agrees that if any dispute is not resolved by the Parties, it shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”). In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally (a) submits for itself and its property in any action relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such action shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such action may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any document delivered pursuant to this Agreement, or its performance under or the enforcement of this Agreement or any document delivered pursuant to this Agreement; (d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 12.1; and (e) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
     12.10 Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Proper Courts, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
     12.11 Entire Agreement. This Agreement and the Disclosure Schedule hereto and agreements referred to herein (including the Confidentiality Letter) set forth the entire understanding of the parties hereto as to matters not expressly excepted or excluded herefrom.
     12.12 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (g) references to a Person are also to its successors and permitted assigns; and

          (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
     12.13 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
     12.14 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or scanned copy), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the date first above written.

PROQUEST COMPANY
By:	/s/ Alan W. Aldworth
Name:	Alan W. Aldworth
Title:	Chairman, President & CEO

SNAP-ON INCORPORATED
By:	/s/ Jack D. Michaels
Name:	Jack D. Michaels
Title:	Chairman, President and Chief Executive Officer